SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM F-1/A
AMENDMENT NO. 1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FEC RESOURCES INC.
(Exact Name of Registrant as Specified in Its Charter)

Canada	9995	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization No.)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification)

Suite 2300, Bentall 5, 550 Burrard Street, Vancouver, BC, V6C 2B5 (778) 587-6201
(Address, Including Zip Code, and Telephone Number, Including Area Code of Registrant’s Registered Office)

Paul Wallace
c/o Gowling WLG (Canada) LLP
Suite 2300, Bentall 5, 550 Burrard Street, Vancouver, BC, V6C 2B5 (604) 683-6498
 (Address, Including Zip Code, and Telephone Number, Including Area Code of Agent for Service)

Copy to:
Gowling WLG (Canada) LLP
Suite 2300, Bentall 5, 550 Burrard Street
Vancouver, BC, V6C 2B5
(604) 683-6498

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a continuous or delayed basis pursuant to Rule 415 of the Securities Act of 1933, check the following box ⌧

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.□

If this Form is a post-effective amendment filed pursuant to Rule 462(c) number the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.  Emerging growth company □

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Right to Purchase Common Shares	818,287,530	Nil	Nil	-0-
Common Shares, No Par Value	818,287,530	$0.00225	$1,841,146.94	$238.98

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion. Dated XXXXXX.

Rights to Purchase up to 818,287,530 Common Shares
Resale of up to 818,287,530 Common Shares

FEC RESOURCES INC.
__________________________

We are a Canadian corporation and we have no subsidiaries.  We currently hold 6.80% of the issued and outstanding capital of Forum Energy Limited, a private company incorporated under the laws of England and Wales.

We are engaged in investment in companies in the natural resource sector.

We have prepared this prospectus for the purposes of (a) completing a rights offering to our shareholders giving them the right to purchase up to 818,287,530 shares of our Common Shares and (b) allowing the shareholders that elect to exercise such rights to use a "shelf" registration process to sell the Common Shares which they will acquire from us on the exercise of the rights.  We will receive the proceeds from the sale of these shares to our shareholders.

We are distributing, at no charge, to holders of our outstanding Common Shares, non-transferable subscription rights, which we refer to herein as the “Rights,” to purchase in the aggregate up to 818,287,530 of our Common Shares at a cash subscription price of $0.00225 per share. We refer to the offering and sale of our Common Shares through the Rights as the “Rights Offering”. Shareholders will be able to exercise their Rights by executing a Subscription Agreement provided with this prospectus and following the other terms of purchase set forth herein.

In the Rights Offering, you will receive forty (40) Rights for each twenty (20) Common Shares you held as of 5:00 p.m. Pacific Standard Time, on XXXXX, 2020, the record date for the Rights Offering (the “Record Date”).

Each Right will entitle you to purchase one (1) of our Common Shares at a subscription price of $0.00225 per share.  The subscription price was determined by our Board of Directors.  You will not receive any Rights in our Rights Offering unless you held, as of the Record Date, our Common Shares.  We will not issue fractional Common Shares. If you exercise your Rights in a manner that would result in the issuance of fractional shares, the number of Common Shares that you may purchase will be rounded down to the nearest share.

You may exercise your Rights at any time beginning on the effective date of this prospectus and before the expiration of the Rights Offering, on XXXXX, 2020, at 5:00 p.m., Pacific Standard Time, which is XX calendar days after the effective date of this prospectus, unless we extend the Rights Offering period, as determined at our sole discretion, for up to XX (XX) calendar days.

We reserve the right to cancel the Rights Offering for any reason at our sole discretion any time before the expiration date. If we cancel the Rights Offering, any and all subscription payments that have been received by our Subscription Agent will be returned as soon as reasonably possible, without interest or penalty. Moreover, the Rights certificates will not be mailed to you if your address is outside the United States and Canada or if you have an army post office or a foreign post office address. Foreign shareholders can subscribe for shares under the Rights Offering but such subscription will be subject to compliance with applicable law. As a result, we expect that less than all of the Rights will be exercised and we therefore cannot estimate the amount of funds that we will be able to raise from this offering.

Computershare Investor Services Inc. (referred to in this prospectus as the “Subscription Agent”) will serve as the Subscription Agent for the Rights Offering. The Subscription Agent will hold in escrow the funds we receive from subscribers until we complete or cancel the Rights Offering.

Laurel Hill Advisory Group (referred to in this prospectus as the “Information Agent”) will act as our Information Agent in connection with the Rights Offering. You may contact them directly with any questions or comments by telephone at 1-877-452-7184 (toll-free in North America), or at 416-304-0211 (for collect calls outside of North America), or by email at assistance@laurelhill.com.

We are directly offering the Rights and the Common Shares issuable upon exercise of the Rights. We have not engaged the services of any underwriters or selling agents. We will bear all costs, expenses and fees in connection with the registration of the Common Shares issuable upon exercise of the Rights.

Our Common Shares are traded on the OTC Markets Pink Current Information under the symbol FECOF. The Common Shares that we issue in connection with the Rights Offering will also trade on the Pink Current Information market under the same symbol. The Rights will not be listed for trading on the Pink Current Information market or any other stock exchange or market. On XXXXX, 2020, the last reported sale price for our Common Shares was $0.XXXXX per share. As of the record date for the Rights Offering, our company had 409,143,765 Common Shares issued and outstanding.

Neither our Board of Directors nor our management has made any recommendations regarding the exercise of the Rights. You may not revoke or revise any exercises of Rights once made, unless we cancel or make a fundamental change to the terms and conditions of the Rights Offering. You should carefully read this entire prospectus before you make any investment decision. Investing in our Common Shares involves certain risks. See “Risk Factors” beginning on page 18 to read about factors you should consider before exercising your Rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

____________________

The date of this prospectus is       ,  2019.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before making any decision to invest in our Common Shares. Prior to making any investment decision, we encourage you to read the entire prospectus carefully, including the risks discussed in the “Risk Factors” section. We also encourage you to review our financial statements and the other information that we provide in our periodic reports and other documents that we file with the SEC, as described under the caption: “Where You Can Find More Information.”

Unless the context otherwise requires, references to “FEC”, “we”, “us”, and “our” refer to FEC Resources Inc.

Our Company

FEC Resources Inc.

We were incorporated on February 8, 1982 in British Columbia, Canada under the name Tylox Corporation.  Our continuance under the Canada Business Corporation Act (the “Act”) resulted in, among other things, our name change, first in December 1991, to Tracer Petroleum Corporation, followed in July 2003, to Forum Energy Corporation.  On May 18, 2005, we changed our name to FEC Resources, Inc.  We have no subsidiaries.  We currently hold 6.80% of the issued and outstanding capital of Forum Energy Limited.

We are engaged in investment into companies in the natural resource sector.

Our Corporate Office

Our registered office address is Suite 2300, Bentall 5, 550 Burrard Street, Vancouver, BC, V6C 2B5, Canada.

Business Overview

At this time, we do not have any significant revenue-generating assets, and as a result, we will rely upon issuance of new shares or debt to fund ongoing operations.

The Rights Offering

Securities Offered
We are distributing, at no charge, to holders of our outstanding Common Shares non-transferable subscription rights (which we refer to as the “Rights”) to purchase in the aggregate up to 818,287,530 of our Common Shares, with no par value per share.

The Rights certificates will not be mailed to you if your address is outside the United States and Canada or if you have an army post office or a foreign post office address. Foreign shareholders can subscribe for shares under the Rights Offering but such subscription will be subject to compliance with applicable law.

You will receive forty (40) Rights for each twenty (20) Common Shares you held as of 5:00 p.m. EDT on the record date.  Each Right will entitle you to purchase one (1) Common Share.  We will not issue fractional Common Shares. If you exercise your Rights in a manner that would result in the issuance of fractional shares, the number of shares that you may purchase will be rounded down to the nearest share.

Subscription Price
The subscription price is $0.00225 per share, payable in cash. The subscription price was determined by our Board of Directors by reference to the recent trading activity of the Company’s Common Shares.  To be effective, any payment related to the exercise of a Right must be received by the Subscription Agent before the expiration of the Rights Offering as described below.

After the date of this prospectus, our Common Shares may trade at prices below the subscription price.  In that event, our Board of Directors may change the subscription price of this offering or determine to cancel or otherwise alter the terms of the Rights Offering.

Subscription Right
Each Right will entitle you to purchase one (1) of our Common Shares at a subscription price of $0.00225 per share.  See the section in this prospectus under the caption: “The Rights Offering—The Rights.”

Record Date	5:00 p.m., Eastern Daylight Time, on XXXXX, 2020.

Expiration of the Offering Period
5:00 p.m., Eastern Daylight Time, on XXXXX, 2020 which is XX calendar days after the effective date of this prospectus.  We may extend, in our sole discretion, the expiration of the offering period for exercising your Rights for a period not to exceed eight calendar days.

No Fractional Shares
You may only exercise your Rights to purchase shares in whole numbers.  We will not issue fractional Common Shares. If you exercise your Rights in a manner that would result in the issuance of fractional shares, the number of shares that you may purchase will be rounded down to the nearest share.

Use of Proceeds
We intend to use the net proceeds from the Rights Offering for general working capital purposes primarily the payment of administrative expenses and to provide the Company with funds for investment opportunities including participation, in any fund raising for Forum Energy Limited in order to maintain our percentage ownership interest in that company.  See the section in this prospectus under the caption: “Use of Proceeds.”

Non-Transferability of Rights
The rights that we issue in the Rights Offering may not be sold, transferred or subject to any other disposition.  See the section in this Prospectus under the caption: “The Rights Offering—Non-Transferability of Rights.”

No Board Recommendation	Our Board of Directors is making no recommendation regarding your exercise of the rights. You should carefully consider all relevant facts and circumstances in determining whether or not to exercise your rights. See the section in this prospectus under the caption: “risk factors” for a discussion of some of the risks related to exercising your rights and investing in our common shares.
No Revocation
Except in the event we make a fundamental change to the terms and conditions of our Rights Offering, your exercise of Rights will be irrevocable, even if you later change your mind about exercising your Rights.  The irrevocability of your exercise will apply even if new information comes to your attention or if the market price of our Common Shares falls below the subscription price of $0.00225 per share.  Your exercise of the Rights will also remain irrevocable if the authorized period for the Rights Offering is extended by our Board of Directors.  You should not exercise your Rights unless you are certain that you wish to purchase Common Shares at the subscription price of $0.00225 per share.

Extension
We reserve the right to extend the Rights Offering period for a period not to exceed eight calendar days.  If we decide to extend the Rights Offering period, we will issue a press release announcing the extension in advance of the expiration of the Rights Offering period.  We may also extend the duration of the Rights Offering period if applicable law or regulations require us to do so.  Our Board of Directors has broad discretion regarding any and all determinations whether or not to extend the Rights Offering period.  See the section in this prospectus under the caption: “The Rights Offering—Expiration Date, Extension, and Amendments.”

Cancellation
Our Board of Directors may at its sole discretion cancel the Rights Offering at any time before the expiration of the Rights Offering period.  If we cancel the Rights Offering, we will issue a press release notifying all of our security holders of the cancellation.  If we cancel the Rights Offering, the Subscription Agent will promptly return all subscription payments, without interest or penalty, as soon as reasonably possible after the cancellation date.  See the section in this prospectus under the caption: “The Rights Offering—Expiration Date, Extension, and Amendments.”

Amendment
Our Board of Directors reserves the right to amend or modify the terms of the Rights Offering.  The amendments or modifications may be made for any reason.  These changes may include, for example, changes to the subscription price or other matters that may induce greater participation by our security holders in the Rights Offering.  See the section in this prospectus under the caption: “The Rights Offering—Expiration Date, Extension, and Amendments.”

Fundamental Changes
If we make any fundamental change to the terms of the Rights Offering after the date of effectiveness of this prospectus, we will file a post-effective amendment to the registration statement, in which this prospectus is included, and offer subscribers the opportunity to cancel their subscriptions.  In such event, if you have subscribed to purchase shares in the Rights Offering and request a refund, we will issue the refund to you and recirculate an amended prospectus after the post-effective amendment becomes effective.  If we extend the expiration date of the Rights Offering period in connection with any post-effective amendment, we will allow holders of Rights a reasonable period of additional time to make new investment decisions on the basis of the new information set forth in the amended prospectus that will form a part of the post-effective amendment registration statement.  In such event, we will issue a press release announcing the changes to the Rights Offering and the new expiration date.  See the section in this prospectus under the caption: “The Rights Offering—Expiration Date, Extension, and Amendments.”

Procedures for Exercising Rights
To exercise your Rights, you must complete the Rights certificate and deliver the certificate to the Subscription Agent before the expiration of the offering period.  Your subscription must include full payment for the exercise of all of your Rights that you wish to exercise.  For details regarding the procedure and requirements for exercising your Rights, see the section in this prospectus under the caption: “The Rights Offering—Method of Exercising Rights”

You may deliver the subscription documents and payments by mail or overnight commercial carrier.  If regular mail is used for this purpose, we recommend that you use registered mail, properly insured, with return receipt requested.

Brokerage Account Stockholders
If you are a beneficial owner of shares that are registered in the name of a broker, dealer, bank or other nominee, and you wish to participate in the Rights Offering, you should immediately instruct your broker, dealer, bank or other nominee to exercise your Rights on your behalf and deliver all required documents and payment before the expiration of the Rights Offering period.

Guaranteed Delivery Procedures
If you are not able to deliver your Rights certificate to the Subscription Agent before the expiration of the Rights Offering period, you may follow the procedures that we describe in the section of this prospectus under the caption: “The Rights Offering—Guaranteed Delivery Procedures.”

Minimum Subscription Requirement
We have not set any minimum subscription amount.  You may exercise your Rights in the full amount of your allocation or in any partial amount that you determine.  You may also choose not to exercise any of your Rights.

No Obligation to Participate in the Rights Offering
You are under no obligation to exercise your Rights to subscribe for any shares in the Rights Offering.  If you choose not to participate in the Rights Offering, you do not have to take any special action to decline to participate.

Common Shares Outstanding as of the Record Date	409,143,765 Common Shares were outstanding as of the record date.
Common Shares Outstanding After Completion of the Rights Offering	Upon completion of the Rights Offering, assuming all of the Rights are exercised, we will have approximately 1,227,431,295 Common Shares issued and outstanding.

Delivery of Shares	Any shares you elect to purchase in the Rights Offering will be delivered to you or your broker as soon as reasonably possible following the closing of the Rights Offering.

Market for Common Stock	Our Common Shares trade on the OTC Markets Pink Current Information market under the symbol FECOF.

U.S. Federal Income Tax Considerations
It is our opinion, that the distribution of Rights to U.S. holders of our Common Shares or of rights to acquire Common Shares should be treated, for U.S. federal income tax purposes, as a non-taxable distribution under Section 305(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder.  However, there is a lack of authority addressing the application of the Code to distributions of Rights and your receipt of Rights may be treated as a taxable distribution.  We urge you to consult with your own tax advisor regarding the facts and circumstances of your own tax situation.  See, “Risk Factors—The receipt of Rights may be treated as a taxable distribution to you.”  See also, “Material U.S. Federal Income Tax Consequences.”

Subscription Agent
Computershare Investor Services Inc. will act as our Subscription Agent in connection with the Rights Offering.  You may contact them directly with any questions or comments toll-free at 1-800-564-6253.

Information Agent
Laurel Hill Advisory Group will act as our Information Agent in connection with the Rights Offering. You may contact them directly with any questions or comments toll-free at 1-877-452-7184 in North America), or at 416-304-0211 for collect calls outside of North America, or by email at assistance@laurelhill.com.

Foreign Holders of Registered Common Share Certificates
The Subscription Agent will not mail Rights certificates to you if your address is outside the United States and Canada or if you have an army post office or a foreign post office.

Foreign shareholders will receive written notice of the Rights Offering. The Subscription Agent will hold the Rights to which those subscription certificates pertain for those shareholders’ accounts. Foreign shareholders can subscribe for shares under the Rights Offering but such subscriptions will be subject to compliance with applicable law.

Risk Factors
If you are considering making an investment by exercising Rights in the Rights Offering, you should carefully read the risks and other information set forth in this prospectus in the section under the caption: “Risk Factors” beginning on page 18 of this prospectus.  You should also carefully review the documents incorporated by reference into this prospectus, and the risks that we discuss in other sections of this prospectus.

Questions
We answer some of the common questions that we anticipate security holders may ask about the Rights Offering in the section below.  See the section in this prospectus under the caption: “Questions and Answers About the Rights Offering.”  You may also contact the Information Agent, Laurel Hill Advisory Group, if you have any questions at 1-877-452-7184 (toll-free in North America) or at 416-304-0211 (for collect calls outside of North America) or by email at assistance@laurelhill.com.

Escrow of Funds
The Subscription Agent will hold in escrow the funds we receive from subscribers until we complete or cancel the Rights Offering.  If you are the record holder of your shares, or if you hold warrants, and you wish to participate in the Rights Offering, you must submit all of your subscription documents to the Subscription Agent in a timely manner and assure receipt of payment by the Subscription Agent prior to the expiration of the Rights Offering.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of common questions that we expect to receive from security holders and their representatives regarding our Rights Offering. The following questions and answers are inherently limited in scope and do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus contains many details regarding the terms and conditions of our Rights Offering and provide additional information about us and our business, including potential risks related to subscribing for shares in our Rights Offering, our Common Shares and our business.

What is the Rights Offering?

The Rights Offering is our distribution, at no charge, to certain holders of our outstanding Common Shares (as described further below), of non-transferable Rights to purchase additional Common Shares. The price for exercise of the Rights and subscription for the purchase of our Common Shares is $0.00225 per share, which was set by our Board of Directors by reference to the recent trading activity of the Company’s Common Shares.  There is no charge to security holders related to the distribution of the Rights. All references in this prospectus to the Rights Offering subscription price of $0.00225 per share refer to the price per whole share.

Why are we conducting the Rights Offering?

We are conducting the Rights Offering to finance our general working capital and to fund investment opportunities in Forum Energy Limited in order to maintain our percentage ownership interest in that company. See the section of this prospectus under the caption: “Use of Proceeds.”

Who may participate in our Rights Offering?

Only shareholders of our Company as of 5:00 pm Eastern Daylight Time on the record date of XXXX, 2020, may participate in the Rights Offering. The Subscription Agent will not mail Rights certificates to shareholders whose addresses are outside the United States and Canada or to shareholders who have an army post office or a foreign post office address. Foreign shareholders will receive written notice of the Rights Offering and they can subscribed for shares under the Rights Offering but such subscription will be will be subject to compliance with applicable law.

How many Rights will I receive?

We will grant you forty (40) Rights for each twenty (20) of our Common Shares  you held as of 5:00 p.m. Eastern Daylight Time, on the Record Date.  Each Right will entitle you to purchase one (1) of our Common Shares at a subscription price of $0.00225 per share. At your own choosing, you may exercise some or all of your Rights. You may also elect not to exercise any Rights at all.

Will fractional Common Shares be issued upon exercise of the Rights?

No. We will not issue fractional Common Shares. If you exercise your Rights in a manner that would result in the issuance of fractional shares, the number of shares that you may purchase will be rounded down to the nearest share.

What if I own my Common Shares through a brokerage account or similar nominee account?

If you hold your shares in the name of a broker, dealer, bank or other nominee and you wish to participate in the Rights Offering and purchase our Common Shares, please contact your broker, dealer, bank or other nominee as soon as possible. You should complete and return to your nominee the form captioned “Beneficial Owner Election Form” or other form supplied by your nominee. You should receive the form from your broker, dealer, bank or other nominee with the other Rights Offering materials. We assume no responsibility in respect of the timely administration of your broker, dealer, bank or other nominee to perform its obligations on your behalf.

How was the subscription price determined?

The subscription price of $0.00225 per share was determined by our Board of Directors by reference to the recent trading activity of the Company’s Common Shares.  In making its determination, the Board considered many factors, including the historical and current trading prices of our Common Shares, as well as current trends and conditions in capital markets. The subscription price was not determined on the basis of any investment bank or third-party valuation that was commissioned by our company. The Board of Directors reserves the right, exercisable in its sole discretion, to change the subscription price of the Rights Offering or determine to cancel or otherwise alter the terms of the Rights Offering. See the section in this prospectus under the caption: “The Rights Offering—Expiration Date, Extension, and Amendments.”

May I transfer my Rights?

No. The Rights are not transferable by you. You may not sell, give away or otherwise transfer your Rights. However, Rights may be assigned to family members or family trusts. The Rights are also subject to transfer by operation of law (such as testate or intestate succession). The sale of any of your Common Shares prior to the expiration of the Rights Offering period will not result in the transfer of any Rights.

Are there any limitations on the number of my Rights that I may exercise?

There are no restrictions on the number of your Rights that you may exercise. At your own choosing, you may exercise some or all of your Rights. You may also elect not to exercise any Rights at all.

When can I exercise my Rights?

You may exercise your Rights at any time commencing on the effective date of this prospectus and ending at the expiration time and date of the Rights Offering period, at 5:00 p.m. Eastern Daylight Time on XXXX, 2020, which is XXX calendar days after the effective date of this prospectus. If you elect to exercise any Rights, the Subscription Agent must receive all documents from you completely and properly completed, and your payment must fully clear, before the expiration of the offering period.

If your subscription exercise documentation is received by the Subscription Agent after the expiration of the Rights Offering period, we may, in our sole discretion, make an accommodation to accept your subscription, but we shall not be under any obligation to do so.

See the section in this prospectus under the caption: “The Rights Offering” for further information regarding the requirements and procedures for exercising your Rights.

If you hold your shares through a broker, dealer, bank, or other nominee, your broker, dealer, bank or other nominee holder may impose separate deadlines prior to the expiration of the Rights Offering. In such case, if you wish to participate in the Rights Offering, we urge you to contact your broker, dealer, bank, or other nominee and coordinate all procedures with them as soon as reasonably possible.

How do I exercise my Rights?

If you wish to participate in the Rights Offering, you must deliver to the Subscription Agent before the expiration of the Rights Offering, all of the following which the Subscription Agent must receive (and funds must clear) prior to 5:00 p.m., Eastern Daylight Time, on XXXX, 2020, which is XXX calendar days after the effective date of this prospectus:

1.	Your payment for exercise of the Rights. See the section in this prospectus under the caption: “The Rights Offering—Method of Exercising Rights” and “The Rights Offering—Form of Payment.”

2.	Your complete and fully executed Rights certificate.

If you cannot deliver your Rights certificate to the Subscription Agent before the expiration of the Rights Offering, you may use the procedures for guaranteed delivery as described in this prospectus in the section under the caption: “The Rights Offering—Guaranteed Delivery Procedures.”

If you hold your shares through your broker, dealer, bank or other nominee, complete and return to such broker, dealer, bank or other nominee the form captioned: “Beneficial Owner Election Form” or use the forms provided to you by your broker, dealer, bank or other nominee in accordance with their stated procedures and prior to their stated deadlines.

Where do I deliver my forms and the payment for exercise of the Rights?

If your shares are held in the name of a broker, dealer, bank or other nominee, then you must coordinate with your broker, dealer, bank or other nominee regarding delivery of your subscription documents, Rights certificate, notice of guaranteed delivery (if applicable) and your subscription payment.

If you are a shareholder of record and you wish to exercise your Rights, then you must send your subscription documents, Rights certificate, notices of guaranteed delivery (if applicable) and subscription payment to the Subscription Agent at the following address:

If delivering by mail:	If delivering by hand, express mail, courier, or other expedited service:
Computershare Investor Services, Inc. P.O. Box 7021 31 Adelaide Street East Toronto, Ontario M5C H2 Canada Attention: Corporate Actions	Computershare Investor Services Inc. 100 University Ave. 8th Floor Toronto, Ontario M5J 2Y1 Canada Attention: Corporate Actions

All deliveries to the Subscription Agent should only be made by registered first class mail or by hand, express mail, courier or other expedited service. Please allow adequate time for delivery of your subscription to the Subscription Agent by you or by your broker, dealer, custodian bank or other nominee, as applicable.

We do not take any responsibility for completion of your subscription documents, Rights certificate and payment to the Subscription Agent or, if you are not a record holder to your broker, dealer, custodian bank or other nominee. If you wish to exercise your Rights, please assure that you properly complete all documents and that you provide responses to all requested information. If you have any questions or require assistance regarding completion of the materials, please contact the Information Agent, Laurel Hill Advisory Group at: 1-877-452-7184 (toll-free in North America), or at 416-304-0211 (for collect calls outside of North America), or by email at assistance@laurelhill.com.

If the payment you remit does not cover the total purchase price for the number of Common Shares for which you are subscribing, or if the number of Common Shares for which you are subscribing is not properly specified, then the funds will be applied to the exercise of Rights only to the extent of the payment actually received by the Subscription Agent.

After I deliver my payment and Rights certificate, may I cancel my exercise of Rights?

No. Except in the event we make a fundamental change to the terms and conditions of the Rights Offering, all exercises of Rights are irrevocable, even if you later change your mind. The irrevocability of your exercise will apply even if new information comes to your attention or if the market price of our Common Shares falls below the Rights Offering subscription price of $0.00225 per share. Your exercise of the Rights will also remain irrevocable if the authorized period for the Rights Offering is extended by our Board of Directors. See the section in this prospectus under the caption: “The Rights Offering—No Revocation or Change.”

What if I do not exercise my Rights?

The more of your Rights you exercise, the less your voting and other equity rights will be diluted. If you do not exercise your Rights before the expiration of the Rights Offering period your Rights will automatically terminate.

Are there risks in exercising my Rights?

Yes. You must carefully consider all known risks of investment prior to the exercise of your Rights. The risks of investment loss apply to all subscribers. We cannot provide any assurance that our Common Shares sold at the Rights Offering subscription price of $0.00225 per share will in the future maintain their value or increase in value. You should carefully read this entire prospectus and consider all of the risks described in the section of this prospectus under the caption: “Risk Factors.”

 How are the Common Shares delivered?

At the completion of the Rights Offering, we will issue share certificates to each subscriber. If your Common Shares are held in the name of a broker, dealer, bank or other nominee, your Common Shares will be issued to the same account. You may request a statement of ownership from the broker or nominee following the completion of the Rights Offering.

Will my subscription payment be refunded to me if the Rights Offering is not completed?

Yes. If we do not complete the Rights Offering, all subscription payments received by the Subscription Agent will be returned, without penalty or interest, as soon as reasonably possible. If you hold your Common Shares through your broker, dealer, bank or other nominee, the Subscription Agent will return the payment to the broker, dealer, bank or other nominee holding your shares.

If I live outside the United States and Canada does that affect my exercise of Rights?

For purposes of assuring that we will not breach the laws of any country outside of the United States and Canada, we will not mail this prospectus or the Rights certificates to shareholders whose addresses are outside the U.S. and Canada or who have an army post office or foreign post office address (“Ineligible Holders”). Ineligible Holders will receive a letter advising them that their Rights will be held by the Subscription Agent, Computershare Investor Services located at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1. The Subscription Agent will hold the Rights certificates on behalf of all such shareholders.  The letter will also describe the conditions that must be met, and the procedure that must be followed in order for a Holder to participate in the Rights Offering.  If you live outside of the United States and Canada and wish to exercise your Rights, you must notify the Subscription Agent on or before 5:00 p.m., Eastern Daylight Time, on XXX, 2020, which is ten business days prior to the expiration date of the Rights Offering. See the section in this prospectus under the caption: “The Rights Offering—Foreign Shareholders.”

Will any fees or charges apply to me if I exercise my Rights?

If you wish to exercise your Rights, the only cost to you will be the payment of the subscription price for purchase of the Rights Offering shares. We will not charge any fees or commissions in connection with the issuance of the Rights to you or the exercise of your Rights for Rights Offering shares. If you hold your Common Shares through your broker, dealer, bank or other nominee, you may be required to pay the broker or nominee certain service or administration fees in connection with the exercise of your Rights. Please check with your broker, dealer, bank or other nominee in such regard. We are not responsible for covering or reimbursing any such fees.

What are the U.S. federal income tax consequences of exercising Rights?

It is our opinion that for U.S. federal income tax purposes, our U.S. security holders should not be subject to recognition of income or loss in connection with the receipt or exercise of Rights. However, there is a lack of authority directly addressing the application of the Internal Revenue Code to distributions of Rights and your receipt of Rights may be treated as a taxable distribution. We therefore recommend that you consult with your own tax advisor regarding your own specific tax situation and to assess the potential adverse tax consequences resulting from the receipt and exercise of Rights and the receipt, ownership and disposition of Common Shares. See, “Risk Factors—The receipt of Rights may be treated as a taxable distribution to you.” See also, “Material U.S. Federal Income Tax Consequences.”

Will our directors, officers, or any significant shareholders participate in the Rights Offering?

Our directors, officers, largest shareholders who own Common Shares as of the record date will be eligible to participate in the Rights Offering.

How many of our Common Shares will be outstanding after the Rights Offering?

As of the record date, we had 409,143,765 Common Shares issued and outstanding. We are offering up to 818,287,530 Common Shares in the Rights Offering. We are unsure how many Rights will be exercised but are relatively certain that less than all of the Rights will be exercised.  If, for purposes of illustration, all the Rights are exercised we anticipate that we will have an aggregate of 1,227,431,295 Common Shares issued and outstanding following completion of the Rights Offering.

Can we extend, cancel or amend the Rights Offering?

Yes. We reserve the right to extend the Rights Offering period for a period not to exceed eight calendar days. If we decide to extend the Rights Offering period, we will issue a press release announcing the extension in advance of the expiration of the then-effective Rights Offering period. We may also extend the duration of the Rights Offering period if applicable law or regulations require us to do so. Our Board of Directors has broad discretion regarding any and all determinations whether or not to extend the Rights Offering period. The Board of Directors may also cancel the Rights Offering at any time before the expiration of the Rights Offering for any reason. In addition, we may amend or modify the terms of the Rights Offering for any reason. See the section in this prospectus under the caption: “The Rights Offering—Expiration Date, Extension, and Amendments.”

What happens if the Rights Offering is not fully subscribed by our security holders?

We do not have a Backstop Agreement with anybody to exercise any unexercised Rights therefore shares will only be issued only for those Rights that are exercised before the Rights expire.

How will the Rights Offering affect the ownership of our largest beneficial owners?

As of the record date, based on the information available to us, PXP beneficially owned 225 million Common Shares which represents approximately 54.99% of the total number of our Common Shares issued and outstanding; Asian Coast International Limited owned 62,740,000 Common Shares, which represents approximately 15.33% of our outstanding Common Shares. No other shareholders beneficially owned more than 5% of our Common Shares as of the record date. If no other security holders participate in the Rights Offering and assuming PXP and Asian Coast International each took up all of their Rights, respectively, then upon the closing of the Rights Offering, PXP would own approximately 68.55% of our Common Shares and, Asian Coast International would own approximately 19.12% of our Common Shares.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact our Information Agent. Laurel Hill Advisory Group at: 1-877-452-7184 (toll-free in North America), or at 416-304-0211 (for collect calls outside of North America), or by email at assistance@laurelhill.com.

Limited Trading Market for Our Common Shares
Our Common Shares are traded on the Pinks under the ticker symbol, “FECOF”.  However, the trading market for our shares is limited. There can be no assurance that the existing market will be sustained. The absence of an active trading market may limit the marketability and liquidity of our shares.

Use of Proceeds

We currently intend to use all proceeds for general working capital purposes primarily the payment of administrative expenses and to provide the Company with funds for investment opportunities including participation, in any fund raising for Forum Energy Limited in order to maintain our percentage ownership interest in that company.

Selected Financial Information

The following financial data summarizes selected financial data for our company prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) for the five fiscal years ended December 31, 2018, 2017, 2016, 2015 and 2014.  The information presented below for the five-year period ended December 31, 2018, 2017, 2016, 2015 and 2014 is derived from our audited financial statements.  The information set forth below should be read in conjunction with our audited annual financial statements and related notes thereto included in our Annual Report on Form 20-F for the fiscal year ended on December 31, 2018 and filed with the Securities & Exchange Commission on March 29, 2019, and with the information appearing under the heading “Item 5 – Operating and Financial Review and Prospects”.

               Table No. 1
                    Selected Financial Data
                   ($ in ’000, except EPS)

	Year Ended 12/31/18 (‘000) - except per share data	Year Ended 12/31/17 (‘000) - except per share data	Year Ended 12/31/16 (‘000) - except per share data	Year Ended 12/31/15 (‘000) - except per share data	Year Ended 12/31/14 (‘000) - except per share data	Period Ended 9/30/19 (‘000) – except per share data
Revenue	$-	$-	$-	$-	$-	$-
Net (Loss) Income	$(218)	$1,803	$(250)	$341	$(290)	$(157)
Net (Loss) Income Per Share	$0.00	$0.00	$0.00	$0.00	$(0.00)	$(0.00)
Diluted Net (Loss) Income Per Share	$0.00	$0.00	$0.00	$0.00	$(0.00)	$(0.00)
Dividends Per Share	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Weighted Avg. Shares O/S (‘000)	409,144	409,144	411,275	439,144	439,144	409,144
Working Capital	$182	$399	$261	$510	$169	$25
Resource Properties	$-	$-	$-	$-	$-	$-
Long-Term Debt	$-	$-	$-	$-	$-	$-
Shareholders’ Equity	$1,847	$2,065	$262	$511	$170	$1,690
Share Capital	$16,732	$16,732	$16,732	$16,732	$16,732	$16,732
Capital Stock Shares (‘000)	409,144	409,144	409,144	439,144	439,144	409,144
Total Assets	$1,903	$2,099	$320	$572	$212	$1,739

Table No. 3(A)(1) below sets forth the rate of exchange for the Canadian Dollar at the end of each of the five (5) most recent fiscal years ended December 31, the average rates for each year, and the range of high and low rates for each year.  Table 3(A)(2) sets forth the high and low exchange rates for each month during the previous six (6) months.  The rate of exchange means the noon buying rate as posted by the Bank of Canada.  The Tables set forth the number of Canadian Dollars required under that formula to buy one (1) US Dollar.  The average rate means the average of the exchange rates on the last day of each month during the year.

Table No. 3(A)(1)
U.S. Dollar/Canadian Dollar
Currency Exchange Table No. 1
U.S. Dollar/Canadian Dollar
	Average	High	Low	Close
Fiscal Year Ended 12/31/18	1.30	1.36	1.23	1.36
Fiscal Year Ended 12/31/17	1.30	1.37	1.21	1.25
Fiscal Year Ended 12/31/16	1.32	1.46	1.25	1.34
Fiscal Year Ended 12/31/15	1.28	1.40	1.17	1.38
Fiscal Year Ended 12/31/14	1.10	1.16	1.06	1.25

The current rate of exchange was XXXX on XXXXX, 2020.

Table No. 3(A)(2)
U.S. Dollar/Canadian Dollar

	5/19	6/19	7/19	8/19	9/19	10/19
High	1.35	1.35	1.32	1.33	1.33	1.33
Low	1.34	1.31	1.30	1.32	1.32	1.31

Risk Factors

Investing in our Common Shares involves a high degree of risk. Before making any investment decision, you should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 20-F, and any updates in our Quarterly Reports on Form 6-K. The risks described in this prospectus and our periodic reports are not the only risks that you should consider. Our future business, financial condition and results of operations could be materially and adversely affected by any of the risks discussed in this prospectus and the risks in the documents incorporated herein by reference, as well as many other unpredictable economic, business, competitive, regulatory and other factors. Past performance is no guarantee of future results. The market price of our Common Shares could lose value and you could correspondingly lose some or all of your investment. See the section in this prospectus under the caption: “Cautionary Statement Concerning Forward-Looking Statements”.

You should carefully consider the following risk factors before you make an investment decision regarding the purchase of our shares. We have separated the risks into three broad categories:

●	risks relating to our business, properties and industry;
●	risks relating to the offering and ownership of our Common Shares; and
●	risks of war or terrorist acts

We Have Had a History of Operating Losses Which May Affect Our Ability to Continue Operations.

We had a net loss of ($217,665) during the year ended December 31, 2018 (2017 net income - $1,803,036).  Total income in 2017 included an unrealized gain of $1,965,000   on the Company’s investment in Forum Energy Limited (“Forum Energy”).  Commencing in 2017, the Company accounts for its investment in Forum Energy as “available for sale” whereas in 2016 this investment was accounted for on the equity basis. This change resulted from dilution of the Company’s interest in Forum Energy as described below under section 4B – Business Overview – Recent Developments.  Commencing in 2018, upon the adoption of IFRS 9, the Company accounts for the investment at fair value through other comprehensive income.  We have incurred operating losses in the previous fiscal years with our accumulated deficit totaling $17,943,399 as at December 31, 2018.  We also anticipate sustaining a loss from operations for the fiscal year ended December 31, 2019.  We have no sources of revenue in the year ended December 31, 2018, and in 2017 our only source of income was from the sale of the Forum Energy shares and, historically, have only shown net income as a result of either accounting for the revaluation of our investment in other companies or from accounting for our equity share of profits in other companies in which we hold equity investments.”. As a result, we may not be able to sustain operations in the future without additional debt or equity financing.

Unless We Are Able To Invest in Companies That Discover Economically Recoverable Reserves in the Future, There is Substantial Doubt We Will Be Able to Continue Operations as a Going Concern in the Long Term.

Our business success is dependent upon our ability to benefit from the discovery economically recoverable reserves by companies we invest in, and for those companies to bring such reserves into profitable production.  The companies we invest in are subject to a number of risks, including environmental risks, contractual risks, legal and political risks, fluctuations in the price of oil and gas, and other factors beyond our control.

The consolidated Financial Statements included herein have been prepared by management on the basis of accounting principles applicable to a “going concern”.  Management believes the “going concern” basis, which presumes the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future, is appropriate.  We have experienced significant operating losses and cash outflows from operations in the years ended December 31, 2018, and 2017, and have no income other than that generated from interest on cash balances and the sale of FEP shares.  Our ability to continue as a “going concern” in the long term is dependent on benefiting from our investments and upon obtaining additional financing.  The outcome of these matters cannot be predicted at this time.

We Believe We Don’t Have Sufficient Working Capital to Support Our Business in 2020. We Will Need Additional Funds in Order to Sustain our Operations in Order to See if Our Investments Will be Successful and There is No Assurance that Such Funds Will Be Available As, If, and When, Needed.

Funds used in operations for the fiscal years ended December 31, 2018 and 2017 were $(196,157) and $(187,013), respectively.  We have been dependent upon the proceeds of the sale of FEP shares, equity and debt financing in addition to the disposition of assets to fund operations.  No assurances can be given that our actual cash requirements will not exceed our budget, that anticipated revenues will be realized, that, when needed, lines of credit will be available if necessary or that additional capital will be available to us.  There is no assurance that we will be able to obtain such additional funds on terms and conditions we may deem acceptable.  Failure to obtain such additional funds may materially and adversely affect our ability to acquire interests directly or indirectly in producing oil and gas and mineral properties.

We Do Not Intend to Pay Dividends In the Foreseeable Future, and thus, You Should Not Expect to Receive Dividends.

We have paid no dividends on our common shares since inception, and do not plan to pay dividends in the foreseeable future. See "Description of Common Shares."

The Market Price of Our Common Shares Has Been, and Will Likely Continue to Be, Volatile.

The market price of our common shares has fluctuated over a wide range, and it is likely that the price of our common shares will fluctuate in the future.  Further, announcements regarding acquisitions, the status of corporate collaborations, regulatory approvals or other developments by us or our competitors could have a significant impact on the market price of our common shares.

The Value and Transferability of Our Shares May Be Adversely Impacted By the Limited Trading Market For Our Shares and the Penny Stock Rules.

There is only a limited trading market for our shares on the Pink Sheets.  There can be no assurance that (a) we will be able to be listed again on the OTCQB, due to enhanced listing requirements that were implemented by OTC Markets in 2014, (b) this market will be sustained, or (c) that we will be able to satisfy any future trading criteria that may be imposed by the Financial Industry Regulatory Authority (“FINRA”).

In addition, holders of our common shares may experience substantial difficulty in selling their securities as a result of the “penny stock rules” which apply to our common shares.  Under the penny stock rules, the Securities and Exchange Commission imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rules, a broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale.  Consequently, the rules may affect the ability of broker-dealers to sell our securities, and also may affect the ability of purchasers of our stock to sell their shares in the secondary market.  It may also cause fewer broker-dealers to make a market in our common shares.

The Large Number of Shares Eligible For Future Sale By Existing Shareholders May Adversely Affect the Market Price For Our Common Shares.

Future sales of substantial amounts of common shares in the public market, or the perception that such sales could occur, could adversely affect the market price of our common shares.  In February 2016, an agreement was reached with a shareholder to cancel 30,000,000 common shares which had been issued but held in escrow; thus, at February 15, 2018 we had 409,143,765 common shares outstanding.  We currently have 238,207,423 shares eligible to be resold pursuant to Rule 144. We do not intend to include these common shares in the current or future Registration Statement to be filed with the United States Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, registering the common shares for sale. If a decision was made to file a Registration Statement for these common shares. no prediction can be made as to the effect, if any, that sales of common shares or the availability of such shares for sale will have on the market prices of our common shares prevailing from time to time.  The possibility that substantial amounts of our common shares may be sold under SEC Rule 144 into the public market may adversely affect prevailing market prices for our common shares and could impair our ability to raise capital in the future through the sale of equity securities.

Your vote may not affect the outcome of any shareholder vote since our principal shareholder currently retains approximately 55% of our outstanding Common Shares.

Specifically,  PXP Energy Corporation (“PXP”) (formerly Philex Petroleum Corporation) may be able to control the outcome of all shareholder votes, including votes concerning director elections, charter and by-law amendments and possible mergers, corporate control contests and other significant corporate transactions which may not be in the interests of all shareholders.

Foreign Laws, Rules and Environmental Regulations to Which Companies We Invest In Are Subject May Adversely Affect Our Business Operations As Well As the Market Price For Our Common Shares.

The production of oil and gas and the extraction of minerals by companies we invest in or by ourselves is generally subject to extensive laws, rules, orders and regulations governing a wide variety of matters, including the drilling and spacing of wells, allowable rates of production, prevention of waste and pollution and protection of the environment.  In addition to the direct costs borne in complying with such regulations, operations and revenues may be impacted to the extent that certain regulations limit oil and gas and mineral production to below economic levels.  Although the particular regulations applicable in each jurisdiction in which operations are conducted vary, such regulations are generally designed to ensure that oil and gas operations are carried out in a safe and efficient manner, and to ensure that similarly-situated operators are provided with reasonable opportunities to produce their respective fair share of available crude oil, natural gas, and mineral reserves.  However, since these regulations generally apply to all oil and gas producers, we believe that these regulations should not put us at a material disadvantage to other oil, gas and mineral producers.

Operating Risks - Oil and Gas Exploration Investment Activities

We Do Not Currently Directly Own Assets That Provide Cash Flow Our Failure to Find or Acquire Available Assets May Adversely Impact Our Business Operations.
We do not own any properties or investments that provide cash flow.  Our cash flow and income, as well as our success are highly dependent on success in finding or acquiring cash flow through our investments and obtaining the financing necessary to acquire such investments.  We cannot assure shareholders that we will be able to acquire such investments, if any.

Exploring For and Producing Oil and Natural Gas and Minerals Are High-Risk Activities With Many Uncertainties That Could Adversely Affect Our Business, Financial Condition or Results of Operations.

Exploration and development of oil and gas and mineral resources involve a high degree of risk, and few properties which are explored are ultimately developed into producing properties.  There is no assurance that exploration and development activities of companies that we invest in will result in any discoveries of commercial bodies of oil, gas or minerals.  The long-term profitability of our operations will be, in part, directly related to the cost and success of exploration programs of companies we invest in which may be affected by a number of factors.  Substantial expenditures are required to establish reserves through drilling, to develop processes to extract the resources, and, in the case of new properties, to develop the extraction and processing facilities and infrastructure at any site chosen for extraction.  Although substantial benefits may be derived from the discovery of a major deposit of oil, gas or minerals, no assurance can be given that natural resources will be discovered in sufficient quantities by companies we invest in to justify commercial operations or that the funds required for development can be obtained on a timely basis.

If Companies We Invest In Are Unable to Continue to Identify, Explore and Develop New Properties, Our Business Operations May Be Adversely Affected.

We expect that to be successful companies we invest in must continually acquire or explore for and develop new oil and gas reserves to replace those, if any, being depleted by production.  Without successful drilling or acquisition ventures, our indirect oil and gas assets, mineral assets and, properties and the revenues derived there from, if any, will decline over time.  To the extent we engage in drilling activities indirectly, such activities carry the risk that no commercially viable oil or gas production or mineral extraction will be obtained.  The cost of drilling, completing and operating oil and gas wells is often uncertain.  Moreover, drilling for oil and gas and minerals may be curtailed, delayed or cancelled as a result of many factors, including shortage of available working capital, title problems, weather conditions, environmental concerns, government prohibitions, shortages of or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners, and drilling and well servicing companies.  The availability of a ready market for oil and gas and minerals will depend on numerous factors beyond our control, including the demand for and supply of oil and gas and minerals, the proximity of natural gas reserves to pipelines, the capacity of such pipelines, the proximity of any smelting facilities in relation to any minerals found, fluctuations in seasonal demand, the effects of inclement weather, and government regulation.  New gas wells may be “shut-in” for lack of a market until a gas pipeline or gathering system with available capacity is extended into an area.

The Exploration and Development of Oil and Gas and Mineral Properties are Subject to Operating Hazards and Risks for Which We Will Be Uninsured.

Exploration for natural resources involves many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome.  Operations in which we have an interest will be subject to all the hazards and risks normally incidental to exploration, development and production of resources, any of which could result in work stoppages, damage to persons or property and possible environmental damage.  These include the possibility of fires, earthquake activity, coastal erosion, explosions, blowouts, oil spills or seepage, gas leaks, discharge of toxic gas, over-pressurized formations, unusual or unexpected geological conditions and the absence of economically viable reserves.  These hazards may result in cost overruns, substantial losses, and/or exposure to substantial environmental and other liabilities.

Fluctuating Resource Prices May Adversely Impact Our Operations and Activities.

The price of natural resources has traditionally been subject to wide fluctuations, particularly in recent years, and is affected by numerous factors beyond our control including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities and increased production due to new extraction developments and improved extraction and production methods.  The effect of these factors on the price of oil and gas and minerals, and therefore, the economic viability of any investments we have or make in exploration projects, cannot accurately be predicted.

If We Fail to Fulfill Our Obligations Under Our Purchase Option and Joint Venture Agreements, Not Only Will Our Operations Be Adversely Affected, But We May Lose Our Interest In the Property in Question.

We may, in the future, be unable to meet our share of costs incurred under joint venture agreements or other option or joint venture agreements to which we are, or may become a party, and we may have our interest in properties, in which we may acquire interests subject to such agreements, reduced as a result. Furthermore, if other parties to such agreements do not meet their share of such costs, we may be unable to finance the cost required to complete recommended programs.  In 2017, our interest in Forum Energy was diluted from 18.42% to 6.80% due to a subscription for new shares by other shareholders of Forum Energy and the sale of 1,000,000 Forum Energy shares by us.

It Is Possible that Our Title for the Claims in Which We Have a Direct or Indirect Interest in Will Be Challenged By Third Parties.

Although we will attempt to ascertain the status of the title for any projects in which we will invest, there is no guarantee that title to such concessions will not be challenged or impugned.  In some countries, the system for recording title to the rights to explore, develop, and mine natural resources is such that a title opinion provides only minimal comfort that the holder has title.  Also, in many countries, claims have been made and new claims are being made by aboriginal peoples, and other countries claiming rights that call into question the property rights granted by the governments of those countries.  An example of this is the force majeure declared on SC72 because this contract area falls within the territorial disputed area of the West Philippine Sea which was the subject of a United Nations arbitration process between the Republic of Philippines and the People’s Republic of China.  On July 12, 2016, the Permanent Court of Arbitration in The Hague ruled in favor of the Philippines against China over territorial disputes in the South China Sea. China has rejected the ruling. It is uncertain whether this ruling will resolve the dispute between the parties

Reserve Estimates for Resources That May Be Reported By Companies We Invest In Are Dependent On Many Assumptions that May Ultimately Turn Out to Be Inaccurate.

Reserve estimates are imprecise and may be expected to change as additional information becomes available.  Furthermore, estimates of reserves of natural resources, of necessity, are projections based on engineering data and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures.  Reserve engineering is a subjective process of estimating underground accumulations of oil, gas and minerals that cannot be measured in an exact way and the accuracy of any reserve estimate is a function of the quality of available data of engineering and geological interpretation and judgment.  Accordingly, there can be no assurance that the information regarding reserves of natural resources, if any, set forth herein will ultimately be produced.

Any Resource Production of Companies That we Have Invested In May Be Adversely Affected By Factors Beyond Our Control.

The production and marketing of resources are affected by a number of competitive factors which are beyond our control and the effect of which cannot be accurately predicted.  These factors include crude oil and mineral imports, actions by foreign oil-producing nations and other mineral producers, the availability of adequate pipeline and other transportation facilities, the availability of equipment and personnel, the marketing of competitive fuels and minerals, the effect of governmental regulations, and other matters affecting the availability of a ready market such as fluctuating supply and demand.

Operations of Companies We Invest In Will Be Subject to Numerous Environmental Risks

Resource operations of companies we invest in, if any will be subject to compliance with applicable federal, state, and local laws and regulations controlling the discharge of materials into the environment, or otherwise relating to the protection of the environment.  We believe that there is a trend toward stricter standards of environmental regulation which will in all probability continue.  Compliance with such laws and standards may cause substantial delays and require capital outlays in excess of those anticipated, thereby adversely affecting our earnings and competitive position in the future.

Since We May Acquire Holdings In Properties In Less Developed Countries and Have Indirectly Acquired Holdings in Properties In Less Developed Countries, Our Operations May Be Adversely Affected By Risks Associated With the Political, Economic and Social Climate of the Countries In Which We Will Operate or Have Indirect Holdings.

Since our indirect exploration and development activities will occur primarily in countries other than Canada and the United States, we may be affected by possible political or economic instability in those countries.  The risks include, but are not limited to, terrorism, military repression, extreme fluctuations in currency exchange rates, and high rates of inflation.  Changes in resource development or investment policies or shifts in political attitude in these countries may adversely affect our business. Operations of companies we invest in may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. The effect of these factors cannot be accurately predicted.  Exploration and production activities in areas outside of the United States and Canada are also subject to the risks inherent in foreign operations, including loss of revenue, property and equipment as a result of hazards such as expropriation, nationalization, war, insurrection and other political risks.

We Face Competition From Larger and Better Financed Companies Seeking to Acquire Properties In Our Sphere of Operation.

The resource industry is highly competitive, and our business could be harmed by competition from other companies.  Because resources are fungible commodities, the principal form of competition is price competition.  We will strive to insure companies we invest in maintain the lowest exploration and production costs possible to maximize profits.  In addition, we may compete for reserve acquisitions, exploration leases, licenses, concessions and marketing agreements against companies with financial and other resources substantially larger than we possess.  Many of our competitors have established strategic long term positions and maintain strong governmental relationships in countries in which we may seek entry.

We Currently Do Not Maintain Insurance Against Potential Losses and Unexpected Liabilities.

As previously stated herein, exploration for and production of resources can be hazardous, involving natural disasters and other unforeseen occurrences such as “blowouts”, “cratering”, fires and loss of well control, which can damage or destroy wells or production facilities, injure or kill people, and damage property and the environment.  We do not have such insurance coverage for companies we invest in; and, even if we were able to obtain such insurance coverage, there is no assurance that it would be adequate to protect against all operational risks, or subject to defenses or exclusions against insurance coverage.

We Are Dependent On Retaining Our Senior Management and Key Personnel.

To a large extent, we depend on the services of our senior management personnel.  These individuals have critical and unique knowledge of the areas of operations that facilitate the evaluation and acquisition of potential properties in our intended sphere of operations.  The loss of these experienced personnel, if that were to occur, could have a material adverse impact on our ability to compete in this region of the world.  We do not maintain any insurance against the loss of any management personnel.

Our Directors May Face Conflicts of Interest In Connection With Our Participation In Certain Ventures Because They Are Directors of Other Resource Companies.

Some of our directors participate in other resource companies and to the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation.  It is possible that due to our directors’ conflicting interests, we may be precluded from participating in certain projects that we might otherwise have participated in or we may obtain less favorable terms on certain projects than we might have obtained if our directors were not also the directors of other participating mineral resource companies.  In their effort to balance their conflicting interests, our directors may approve terms that are equally favorable to all of their companies as opposed to negotiating terms that may be more favorable to us, but adverse to their other companies.  Additionally, it is possible that we may not be afforded certain opportunities to participate in particular projects because such projects are assigned to our directors’ other companies for which the directors may deem the projects to have a greater benefit.

Our Security Holders May Not Be Able to Enforce U.S. Civil Liabilities Claims Thereby Limiting Their Ability to Collect on Claims Against Us.

We are incorporated in Canada and the majority of our directors and officers are nationals and/or residents of countries other than the United States.  All or a substantial portion of the assets of these persons are located outside the United States.  As a result, it may be difficult for you to effect service of process within the United States upon these persons.  In addition, there is uncertainty as to whether the courts of Canada would recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in these countries against us or such persons predicated upon the securities laws of the United States or any state thereof.

As a Foreign Private Issuer, We Are Exempt From a Number Of U.S. Securities Laws And Rules Promulgated Thereunder And Are Permitted To File Less Information With The SEC Than U.S. Companies Must. This Will Limit The Information Available To Holders Of Our Shares

We currently qualify as a “foreign private issuer,” as defined in the SEC’s rules and regulations and, consequently, we are not subject to all of the disclosure requirements applicable to companies organized within the U.S. For example, we are exempt from certain rules under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. We are also not subject to Regulation FD under the Exchange Act, which would prohibit us from selectively disclosing material non-public information to certain persons without concurrently making a widespread public disclosure of such information. Accordingly, there may be less publicly available information concerning our company than there is for U.S. public companies.

Risks Relating to the Rights Offering

You must act promptly and follow all instructions carefully if you wish to exercise your Rights to purchase shares.

If you wish to purchase Common Shares in our Rights Offering, you must promptly act to complete and properly deliver all applicable documentation and certificates, and assure that payment for your subscription is received by the Subscription Agent prior to the expiration of the Rights Offering at 5:00 p.m., Eastern Daylight Time on XXXX, 2020, which is XXX calendar days after the effective date of this prospectus. The time available during which you may exercise your Rights is very limited. If you do not properly complete and sign your Rights certificate, or if you deliver late or deficient payment, or if you do not properly follow the procedures applicable to the exercise of your Rights, we may at our discretion either reject your subscription in its entirety or accept only the portion of your subscription corresponding to the amount of payment actually received. We are not responsible for remediating any incomplete or incorrect documents or deficient payment that you submit. We have no obligation to contact you or any broker, dealer, bank or other nominee that holds Rights on your behalf regarding any deficiencies. We reserve the right to determine, at our sole discretion, whether the materials and payments that you submit are complete and if they follow the applicable procedures pertaining to exercise of your Rights. The risk of delivery of all documents and payments is borne solely by you or your nominee, not by the Subscription Agent or us.

We reserve the right to cancel the Rights Offering at any time prior to the expiration of the offering period.

We reserve the right, exercisable at our sole determination at any time prior to the expiration of the offering period, to cancel and terminate the Rights Offering. If we cancel and terminate the Rights Offering, we will not have any obligation to you other than to have the Subscription Agent return payments for your subscription. The return of your payments in the event of cancellation of the Rights Offering will be made by the Subscription Agent without charge of any interest, penalties or deductions.

The subscription price for our shares does not necessarily represent the value of our Company or the value of our Common Shares, and our Common Shares may trade at prices below the subscription price.

Our Rights Offering subscription price was set by our Board of Directors at $0.00225 per share. The subscription price was determined by our Board of Directors by reference to the recent trading activity the Company’s common shares. The subscription price does not bear any particular relationship to the book value of our assets, past operations, cash flows, losses, financial condition or other criteria for ascertaining value. You should not consider the subscription price as an indication of the value of our company or any inherent value of our Common Shares. After the date of this prospectus, our Common Shares may trade at prices below the Rights Offering subscription price.

We may amend or modify the terms of the Rights Offering at any time before the expiration of the Rights Offering that could adversely affect your investment.

Our Board of Directors reserves the right to amend or modify the terms of the Rights Offering. The amendments or modifications may be made for any reason. These changes may include, for example, changes to the subscription price or other matters that may induce greater participation by our security holders in the Rights Offering. If we make any fundamental change to the terms of the Rights Offering after the date of effectiveness of this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included and offer subscribers the opportunity to cancel their subscriptions. In such event, we will issue subscription refunds to each security holder subscribing to purchase shares in the Rights Offering and recirculate an amended prospectus after the post-effective amendment is declared effective with the SEC. If we extend the expiration date of the Rights Offering period in connection with any post-effective amendment, we will allow holders of Rights reasonable period of additional time to make new investment decisions on the basis of the new information set forth in the prospectus that will form a part of the post-effective amendment. In such event, we will issue a press release announcing the changes to the Rights Offering and the new expiration date. Even if an amendment does not rise to the level that is fundamental and would thus require us to offer to return your subscription payment, the amendment may nonetheless adversely affect your Rights and any prospective return on your investment.

The market price of our Common Shares may be subject to significant volatility before and after the completion of our Rights Offering which could result in an unrealized investment loss for you.

The market price of our Common Shares could be subject to significant volatility before and after the completion of our Rights Offering due to many factors that we cannot control. Some of these factors include, for example, competitive pressures, the unpredictably of orders from customers, industry trends and general economic conditions.  If you elect to participate in our Rights Offering, your subscription price may be higher than the market price after the Rights Offering completion date.  That could result in an immediate unrealized investment loss for you.  We can provide no assurance or guarantees that you will be able to sell your Common Shares at a price equal to or greater than the Rights Offering subscription price.

The Rights Offering may cause the price of our Common Shares to decrease which could result in an investment loss for you.

The Rights Offering may cause a decrease the market price of our Common Shares. The decrease in the market price of our Common Shares may continue after the completion of the Rights Offering. Future prices of our Common Shares may adjust negatively depending on various factors, including future losses or speculation in the trade or business press about our operations, and overall conditions affecting our businesses, economic trends and the securities markets. Following the exercise of your Rights, you may not be able to sell your Common Shares at a price equal to or greater than the Rights Offering subscription price which could result in an investment loss for you.

Our management will retain broad discretion over the use of the proceeds from the Rights Offering; utilization of the proceeds may not increase the value of our company.

While we currently intend to use the net proceeds from the Rights Offering for general working capital purposes primarily the payment of administrative expenses and to provide the Company with funds for investment opportunities including participation, in whole or part, of any funding raising at Forum Energy Limited, our management team will have broad discretion to allocate the proceeds from the Rights Offering as circumstances warrant. In addition, there is no assurance that utilization of the proceeds will increase the value of our company and/or your investment.

You may not revoke your subscription and the Common Shares that you purchase in the Rights Offering may be above the market price at the expiration date which could result in an immediate loss.

The subscription price for the exercise of your Rights has been set by the Board of Directors on the record date for the Rights Offering. The market price of our Common Shares on the offering expiration date will not be known on the record date. After you exercise your Rights, you may not revoke your subscription unless the Rights Offering is fundamentally amended or canceled by the Board of Directors. If our Board of Directors extends the expiration date of the Rights Offering without any fundamental amendment, you will not be able to revoke your subscription. Our Common Shares trade on the Pinks under the symbol FECOF, and the last reported sales price of our Common Shares on XXX, 2019 was $XXXX per share. If you exercise your Rights and the public trading market price of our Common Shares thereafter decreases below the Rights Offering subscription price of $0.00225 per share, you will buy Common Shares at a price above the trading market price. In such event, you would incur an immediate loss with respect to your investment.

You may be required to allocate a portion of your tax basis in our Common Shares to the Rights received in the Rights Offering.

If you determine that the value of the Rights equals or exceeds 15% of the fair market value of our Common Shares on the date we distribute the Rights to you, you will be required to allocate a portion of your tax basis in your Common Shares to the Rights we distribute to you in the Rights Offering. We will not undertake any appraisal regarding the fair market value of the Rights. See the section in the prospectus under the caption: “Material U.S. Federal Income Tax Consequences” for further information on the tax treatment of the Rights Offering.

You will not have any rights in the shares of Common Shares that you purchase until you actually receive such Common Shares.

You will not have any rights in the Common Shares that you purchase in the Rights Offering until such Common Shares are actually issued and received by you. We intend to issue the shares as soon as reasonably possible after the expiration of the Rights Offering, however, there may be a delay between the expiration date of the Rights Offering and the date the Common Shares are actually issued and delivered to you. You may not be able to resell the Common Shares that you purchase in the Rights Offering until you, or your broker, custodian bank or other nominee, if applicable, have actually received those shares.

The receipt of Rights may be treated as a taxable distribution to you.

The distribution of Rights to a holder of shares of our Common Shares or of rights to acquire Common Shares could be treated, for U.S. federal income tax purposes, as a taxable distribution under Section 305(a) of the Code and the Treasury Regulations promulgated thereunder, although we are not expressing an option to such matter.  Since there appears to be a significant uncertainty in regard to the tax treatment of the receipt and exercise of Rights your receipt of Rights may be treated as the receipt of a taxable distribution to you. Each holder of our Common Shares considering participating in our Rights Offering is urged to consult with his, her or its own tax advisor prior to making any investment determination in order to assess possible adverse tax consequences. Please see the section in this prospectus under the caption: “Material U.S. Federal Income Tax Consequences.” Each holder of our Common Shares considering participating in our Rights Offering is urged to consult with his, her or its own tax advisor prior to making any investment determination in order to assess possible adverse tax consequences. Please see the section in this prospectus under the caption: “Material U.S. Federal Income Tax Consequences.”

The Rights are not transferable, and there are no means for you to obtain any value associated with the Rights other than to exercise your Rights.

The Rights are not transferrable. You may not sell, transfer, assign or give away your Rights. There is no market or other permissible means for you to obtain any value associated with the Rights other than to exercise your Rights. In order to realize any potential value from your Rights, you would have to exercise the Rights. You should not exercise the Rights without careful consideration of all risks discussed in this prospectus.

We do not know how many security holders will participate in the Rights Offering.

We have no formal agreements or understandings with any persons or entities with respect to their exercise of Rights or their participation as an underwriter, broker or dealer in the Rights Offering.  Also, only shareholders located in the United States and Canada (with limited exceptions) will be able to participate in this Rights Offering. Therefore we know that less than all of our security holders will participate but we cannot with any certainty estimate how many, if any, will participate in our Rights Offering. For illustrative purposes only, assuming that our shareholders exercise all of the Rights we are offering, we would receive the full gross proceeds from our Rights Offering of approximately $1,841,146.94.  If the Rights offering does not receive adequate participation we will not have the capital necessary to fund our contemplated uses of the net proceeds of the Rights Offering and might need to look to other sources of funding for these contemplated uses. There is no assurance that these alternative sources will be available and at what cost.

PXP may acquire up to approximately 450,000,000 additional Common Shares and if no other security holders participate in the Rights Offering their interest could potentially increase to 78.57% from 54.99% further reducing your ability to determine the outcome of shareholder votes and special resolutions which require 66 2/3% of votes cast to pass.

As of the record date, the PXP beneficially owned an aggregate of 225,000,000 shares, or approximately 54.99%, of our Common Shares.  In the event that no other security holders participate in the Rights Offering PXP would beneficially own an aggregate of approximately 78.57% of our outstanding Common Shares at the completion of the Rights Offering.  PXP’s influence over decision-making with respect to our business direction may increase to where your vote will be less likely to determine the outcome of any shareholder votes.

Cautionary Statement Concerning Forward-Looking Statements

This Registration Statement on Form F-1 (this “Registration Statement”), including “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, contains forward-looking statements regarding future events and the future results of FEC Resources that are based on management’s current expectations, estimates, projections and assumptions about our business. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “sees,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, those discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Registration Statement as well as those discussed from time to time in our other Securities & Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions. Such forward-looking statements speak only as of the date of this filing or, in the case of any document incorporated by reference, the date of that document, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this filing. If we update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect to other forward-looking statements.

Use Of Proceeds

The Company intends to use the proceeds from the Rights Offering for general working capital purposes primarily the payment of administrative expenses and to provide the Company with funds for investment opportunities including participation, in any fund raising of Forum Energy Limited in order to maintain our percentage ownership interest in that company.

The Company

Corporate History

We were incorporated on February 8, 1982 in British Columbia, Canada under the name Tylox Corporation.  Our continuance under the Canada Business Corporation Act resulted in, among other things, our name change, first in December 1991, to Tracer Petroleum Corporation, followed in July 2003, to Forum Energy Corporation.  On May 18, 2005, we changed our name to FEC Resources, Inc.  We have no subsidiaries. We currently hold 6.80% of the issued and outstanding capital of Forum Energy Limited.

We are engaged in investment into companies in the natural resource sector.

Our registered office is located at Suite 2300, Bentall 5, 550 Burrard Street, Vancouver, BC, V6C 2B5, Canada.

Business Overview

At this time, we do not have any significant revenue-generating assets, and as a result, we will rely upon issuance of new shares or debt to fund ongoing operations.

Recent Developments

A final hearing on the merits and remaining issues of jurisdiction and admissibility was held from November 24-30, 2015 in The Hague regarding the area covered by Forum Energy’s 70% interest in Service Contract 72 Reed Bank.  On July 12, 2016, the Permanent Court of Arbitration in The Hague ruled in favor of the Philippines against China over territorial disputes in the South China Sea. China has rejected the ruling. It is uncertain whether this ruling will resolve the dispute between the parties.

A Memorandum of Understanding on Cooperation on Oil and Gas Development between the Government of the Republic of the Philippines and the Government of the People’s Republic of China and dated November 20, 2018 (the “MOU”) was signed. The MOU states that the aforesaid governments:

"…have decided to negotiate on an expedited basis arrangements to facilitate oil and gas exploration and exploitation in relevant maritime areas consistent with applicable rules of international law (hereinafter referred to as “the cooperation arrangements”). The two governments will endeavour to agree on the cooperation agreements within twelve (12) months of this Memorandum of Understanding… This Memorandum of Understanding, and all discussions, negotiations and activities of the two governments or their authorized enterprises under or pursuant to this Memorandum of Understanding, will be without prejudice to the respective legal positions of both governments. This Memorandum of Understanding does not create rights or obligations under international or domestic law."

The situation regarding SC72 remains unchanged and that the force majeure with respect to exploration of SC 72 remains in place.

In October 2019, the Philippines’ Department of Foreign Affairs (“DFA”) announced that the Philippines and China had officially convened an Intergovernmental Standing Committee that will supervise projects under the two countries’ joint oil and gas exploration in the West Philippines Sea. The DFA further announced that the Steering Committee held its first meeting in Beijing on October 28, 2019. Under the MOU, the Steering Committee will create one or more inter-Entrepreneurial Working Groups that will agree on entrepreneurial, technical and commercial aspects of cooperation on certain areas in the West Philippine Sea. China has appointed China National Offshore Oil Corporation (“CNOOC”) as representative to the Working Group(s). Forum Energy will be the representative to the Working Group that will be created for SC 72.

Investments

The Philippines

We are currently a holding company with an interest in Forum Energy, in which we own a 6.80% equity interest, owns the oil and gas rights over an 8,800 square-kilometer block located in the West Philippine Sea. In addition, Forum Energy holds interests in various other concessions located in the Philippines. This block is subject to a dispute between The Republic of the Philippines and the People’s Republic of China.

Forum Energy Limited (“Forum Energy”)

We currently own 6.80% of Forum Energy. Forum Energy was established through the consolidation in 2005 of the Philippine assets of FEC Resources, Inc. of Canada, and Sterling Energy Plc of the UK, into one corporate entity.  Forum Energy is a private company, which has participating interests in 11 oil and gas blocks in the Philippines through various subsidiaries.  Forum Energy’s subsidiaries are Forum Energy Philippines Corporation (“FEPCO”), Forum (GSEC101) Limited and 66.67% owned Forum Exploration Inc. (“FE”).

Forum Energy and ourselves are both ultimately under the control of PXP Energy Corporation (“PXP”) and are therefore affiliates.

On March 23, 2017, PXP announced that it had increased its shareholdings in Forum Energy from 48.8% to 69.5% through a debt conversion involving the issuance of 39,350,920 Forum Energy shares at a decreased price of US$0.30 per share.  On the same day, an independent third party purchased 6,666,667 newly issued Forum Energy shares at a price of US$0.30 per share for a total cash payment of US$2,000,000.  We did not participate in this financing transaction.  These two transactions resulted in the dilution of our interest in Forum Energy from 18.42% to 8.03%.  As a result of this dilution, the Company’s investment in Forum Energy ceased to be an equity investment.  As a result of the loss of significant influence, we recognized an unrealized gain of $1,965,000 in the statement of operations and comprehensive income for the revaluation and reclassification of the investment as available for sale during the year.  On December 6, 2017 we sold 1,000,000 Forum Energy shares to our parent company, PXP, for $0.30 per share.  As a result of the sale of the shares our interest in Forum Energy was reduced to 6.80%.

The following information related to PXP or Forum Energy has been provided to us by PXP or Forum Energy, as we do not have direct knowledge of such information.

PXP holds a 78.98% controlling interest in Forum Energy, with 72.18% held directly and 6.80% held indirectly through its 54.99% shareholding of the Company.  Forum Energy is a company incorporated under the laws of England and Wales with focus on the Philippines and has: (a) a 70% operating interest in SC 72 Recto Bank, which covers the Sampaguita natural gas discovery in offshore West Palawan, held through Forum (GSEC 101) Limited; (b) minority interests in the SC 6 and SC 14 sub-blocks in offshore Northwest Palawan, including a 2.27% interest in the producing Galoc field, held through FEPCO; and (c) a 100% operating interest in SC 40 North Cebu held through FEPCO’s 66.67%-held subsidiary FE.

A summary of Forum Energy’s interests are as follows:

SC Block	% interest	Currently Producing
SC72 Recto Bank	70%	No
SC40 North Cebu	66.67%	No
SC14C-1 Galoc	2.27%	Yes
SC6A Octon	5.56%	No
SC6B Bonita	8.18%	No
SC14A Nido	8.46%	No*
SC14B Matinloc	12.40%	No*
SC14B-1 N. Matinloc	19.46%	No
SC14C-2 W. Linapacan	9.10%	No
SC14D Retention Area	8.16%	No
SC14 Tara	10%	No
*Ceased production on 01 April 2019.

Following is a brief description of the properties of Forum Energy together with production details where appropriate.

SC 72 Recto Bank

Forum Energy’s principal asset is a 70% participating interest in SC 72 (previously Geophysical Survey and Exploration Contract No. 101 (“GSEC101”)), a petroleum license located in the Recto Bank offshore west of Palawan Island, the Philippines. The remaining 30% of SC 72 is owned by Monte Oro Resources & Energy Inc., a company incorporated in the Philippines, who is involved in a joint venture with Forum Energy with respect to SC 72.

On February 15, 2010, the GSEC 101 licence was converted to Service Contract 72 and Forum Energy immediately conducted geological and geophysical works to further evaluate the block and to fulfill its commitment to the government. SC 72 covers 8,800 square kilometers, which is 85% of the area covered by GSEC 101.

Exploration in the area began in 1970, and in 1976, gas was discovered in the Sampaguita structure following the drilling of a well. To date, a total of three wells have been drilled at the southwest end of the structure. Two of the wells tested gas at rates warranting further exploration.

In early 2011, Forum Energy acquired 2,202 line-km of 2D seismic, gravity, and magnetic data over SC 72 to further define leads. Also, 565 square kilometers of 3D seismic data were acquired over the Sampaguita field (the “Sampaguita 3D”).

The 2D seismic data were reprocessed in 2013 and were subsequently interpreted, aided by gravity-magnetics data that were interpreted by Fugro (in 2012) and Cosine, Ltd. (in 2015). In 2015, Arex Energy produced a report on the North Bank area and estimated the prospective resources to be significant enough to continue with exploration of the concession.

SC 72 has been under Force Majeure (“FM”) since 15 December 2014 due to the West Philippine Sea maritime dispute between the Republic of the Philippines and China.  Forum Energy will have 20 months upon lifting of the FM to drill two commitment wells.  The total cost of drilling these wells depends on a number of factors, the Company’s management estimates the total work to be between US$70 million and US$100 million. It is important to note that until an agreement has been reached as anticipated under the Memorandum of Understanding (“MOU”) referred to below with a Chinese partner, Forum Energy’s share of the cost cannot be determined.

On July 12, 2016, the Permanent Court of Arbitration in The Hague ruled in favor of the Philippines against China over territorial disputes in the West Philippine Sea. Although there are ongoing discussions between the two countries, it is uncertain when or how the matter of the maritime dispute will be settled with regards to SC 72.

In October 2018, Forum Energy started the Broadband and Pre-Stack Depth Migration (“PSDM”) reprocessing of the Sampaguita 3D seismic data with DownUnder GeoSolutions (“DUG”), a company based in Perth, Australia, as contractor. The reprocessing work was completed in June 2019 and costs around US$490,000 including quality control supervision.  The 2019 work program and budget submitted to the Department of Energy of the Philippines (the “DOE”) includes 3D seismic reprocessing and seismic interpretation followed by a contingent geotechnical survey over the proposed well locations to be drilled upon lifting of the FM.

On November 20, 2018, the MOU was signed between the Philippines and China governments which aims to develop a framework for oil and gas exploration in the West Philippines Sea.

On December 21, 2018, Forum Energy through Forum (GSEC101) Limited, sent a formal request to the DOE to lift the FM imposed on SC 72.  A contingent revised work program and budget covering 2019-2020 was submitted at the same time which included drilling of two wells and the acquisition of seismic in the North Bank area.  As at the date of this Registration Statement, neither Forum Energy nor Forum (GSEC101) Limited have received a decision from the DOE.

In October 2019, the Philippines’ Department of Foreign Affairs (“DFA”) announced that the Philippines and China had officially convened an Intergovernmental Standing Committee that will supervise projects under the two countries’ joint oil and gas exploration in the West Philippines Sea. The DFA further announced that the Steering Committee held its first meeting in Beijing on October 28, 2019. Under the MOU, the Steering Committee will create one or more inter-Entrepreneurial Working Groups that will agree on entrepreneurial, technical and commercial aspects of cooperation on certain areas in the West Philippine Sea. China has appointed China National Offshore Oil Corporation (“CNOOC”) as representative to the Working Group(s). Forum Energy will be the representative to the Working Group that will be created for SC 72.

SC 40 North Cebu

A 100% operating interest in SC 40 is held by FEPCO’s 66.67% owned subsidiary FE.

SC 40 is located in the Visayan Basin in the central part of the Philippine Archipelago and covers an area of 340,000 hectares in the northern part of Cebu Island and adjacent offshore areas.  It contains the Libertad gas field and several other prospects.

A land gravity survey was conducted in the municipalities of Daanbantayan and Medellin from April 2 to 27, 2018. A total of 94 gravity stations were acquired at a spacing of 200m to 500m.  The survey was divided into two (2) parts: grid and traverse. The grid program was designed with the objective of locating the apex of a high trend in the Dalingding area that was identified in previous gravity surveys. The traverse program, on the other hand, aimed to define faults through forward modeling and determine whether the mapped central depression is a graben or a trough.

The interpretation of the gravity data will be carried out in two stages. The first stage is a 3D inverse grid depth modeling which was undertaken by contractor Cosine Ltd. (“Cosine”). The final report for this work was submitted in late 2018. The second stage is a detailed stratigraphic 3D multi-sectional model to be done in-house by the Forum Energy technical team under Cosine’s quality control supervision. This latter stage is ongoing. The results will be correlated later with seismic data, where possible.

SC 14 C-1 Galoc

Block C-1 Galoc has an area of 164 square kilometers and contains the producing Galoc Oil Field.

Gross production for 2018 averaged 3,198 bopd [2017 – 4,003 bopd].  FEPCO’s share is approximately 73 bopd [2017 – 91 bopd].  For the first 9 months of 2019, the average gross production was 2,039 bopd [2018 – 3,240 bopd] wherein FEPCO’s share is approximately 46 bopd [2018 – 74 bopd].

On July 12, 2018, Tamarind Galoc Pte Ltd, a subsidiary of Singapore-based Tamarind Resources, acquired Nido Petroleum’s subsidiaries Galoc Production Company WLL (GPC) and Nido Production (Galoc) Pte Ltd, giving Tamarind 55.88% equity and operatorship of the Galoc Field.

Production forecasted for 2019 is approximately 970,000 barrels of oil.  Three (3) liftings are scheduled for 2019. The first lifting was completed on January 5, 2019 with a volume of 380,512 bbls.  The second lifting was completed on June 1, 2019 with a volume of 305,697 bbls. The third and final lifting was made in November 3, 2019 with targeted volume of 307,0552 bbls.

The Consortium is determined in extending the field life and optimizing the production performance of the Galoc Field.  GPC spearheaded the fabrication of a Condensate Recovery Unit (“CRU”) that will be installed onboard the Floating Production, Storage, and Offloading (“FPSO”) tanker in 2Q 2020. The CRU  is capable of recovering 15-20 barrels of condensate for every 1 million cubic feet of gas produced, while reducing Greenhouse Gas (CO2) emissions by 20-30%.
SC 6A Octon

SC 6A Octon covers an area of 1,080 square kilometers and contains the Octon field.

In 2018, Philodrill completed the seismic interpretation/mapping work on the northern sector of the block using the PSDM volume. The evaluation focused on the Malajon, Salvacion, and Saddle Rock prospects.  The Malajon and Saddle Rock closures were previously tested by wells which encountered good oil shows in the Galoc Clastic Unit (GCU) interval.  However, no tests were conducted in this interval due to operational constraints.

The 2019 work program includes the completion of seismic attribute analysis of the North Block of SC 6A to characterize the target reservoirs and determine their distribution in terms of porosity, thickness, and lithology. Philodrill will then conduct resource analysis, including computation of reserves, and preliminary well design and cost to mature a drilling location in the area.

A potential farminee has submitted a farm-in proposal to the JV that includes the formulation of a Field Development Plan for the Octon discovery via a tieback to the Galoc Intrepid FPSO. In return for the carry up to First Oil, the farminee will earn 55.88% interest in and assume operatorship of SC 6A. Forum and PXP’s interests will be reduced to 2.45% each upon completion of the farm-in. Development of the Octon field will only be economical if tied-back to Galoc’s production facilities located just 8 km away.  A draft farm-in agreement has been prepared and currently being negotiated by the SC 6A Consortium with the farminee.

SC 6B Bonita

SC 6B Bonita covers an area of 533 square kilometers and contains the Bonita field.

An in-house evaluation completed by Operator Philodrill in early 2016 shows the East Cadlao Prospect has marginal resources which cannot be developed on a “stand-alone” basis. However, it remains prospective being near the Cadlao Field, which lies in another contract area.  In view of this, the JV has requested for the reconfiguration of SC 6B to append the Cadlao Field for possible joint development in the future.  On March 14, 2018, the DOE approved the annexation of Cadlao Block to SC 6B.

On 28 June 2018, Philodrill received DOE’s approval for the assignment of Trans-Asia’s relinquished participating interest in SC 6B to the remaining JV partners. As a result, Forum Energy’s interest in SC 6B has increased to 8.182%.

On October 17, 2019, the Farm-In Agreement (“FIA”), Deed of Assignment with transfer of operatorship from Philodrill to Manta Oil Company Ltd. (“Manta”) were approved by the DOE with the condition that Manta will be required to submit additional financial documents proving its capability to continue with the execution phase of the Cadlao Field Development before the end of the 18-month period upon approval. Cadlao has estimated Recoverable Reserves (P50) of 6.32 MMBO, while East Cadlao has estimated In-Place Prospective Reserves of 3.59 MMBO (best case).

Under the FIA, Manta will carry the JV up to First Oil to earn a 70% interest. Forum’s interest be reduced to 2.4546% upon completion of the farm-in.

SC 14A [Nido], SC 14B [Matinloc] & SC14B-1 [N. Matinloc]

Total production from the three fields for 2018 was 94,790 barrels (2017 - 125,755) for an average of 260 bopd (2017 – 345).  The portion of production attributable to Forum Energy was 9,722 barrels (2017 – 13,538).  Production in the Nido, Matinloc, and North Matinloc continued only until April 2019. From January to April 2019, the total production was 22,172 barrels [January to April 2018 – 38,671 barrels] for an average of 185 bopd [January to April 2018 – 322 bopd]. For January to April 2019, the production attributable to Forum Energy was 1,938 barrels [January to April 2018 – 4,059 barrels]. The Nido Field accounted for 93.06% of the total and the Matinloc Field contributed the remaining 6.94%.  Shell Philippines remained as the sole buyer for the crude.

In late 2018, the SC 14A and 14B joint ventures approved the plan to plug and abandon (P&A) the remaining nine (9) wells at the Nido, Matinloc, and North Matinloc Fields within the second quarter of 2019.  These fields have already reached their end of life, having been in production since the late 70’s-early 80’s.

From April to May 2019, seven (7) production wells in Nido (3 out of 5), Matinloc (3), and North Matinloc (1) were successfully plugged and abandoned. The two remaining Nido wells, A1 and A2, were only partially abandoned due to difficulties encountered during operations.  The P&A of these wells will be completed in 2020.

Partial stripping of production equipment on the AW, BW, AP, and Matinloc Platforms commenced in June 2019. The Department of National Defense-Armed Forces of the Philippines (“DND-AFP”) has indicated an interest to take-over the Nido and Matinloc Platforms in  later in 2019.  Discussions are ongoing among DOE, Philodrill and DND on the details of the planned takeover.

SC14C-2 West Linapacan

Block C-2 has an area of 176.5 square kilometers and contains the West Linapacan “A” and “B” structures.

In 2018, the JV headed by Philodrill completed mapping and interpretation work on the 3D seismic data that was reprocessed in 2014. The study focused on the West Linapacan “B” structure, which was drilled in 1991.  The JV is studying options to develop the field.

The SC 14C2 and SC 74 consortia have a joint Rock Physics and Quantitative Interpretation (QI) studies over the West Linapacan and Linapacan areas using existing 3D seismic and well data.  The initial phase was carried out and completed in June 2019 by Ikon Science in Kuala Lumpur, Malaysia.  The next phase is an Inversion Study using a pilot area of at least 30 sq. km., which was completed in October 2019. The results of this phase is being reviewed by the two consortia. It will then be decided whether or not to proceed to the next and final phase, which is the inversion of the whole 3D dataset. The total project cost will be shared 50-50 by the two consortia.

Other sub-blocks in SC6 and SC14

Forum Energy will continue to participate in these sub-blocks which are mostly in the exploration phase.

Forum Energy Objectives and Strategy

The core objective of Forum Energy is to maximize the potential of its investments and its current licences to generate income, whilst at the same time continuing to reduce administrative expenses.

Forum Energy plans to achieve this by:

●	Development of SC72
●	Continued participation in Galoc
●	Continued review of exploration blocks to identify potential drilling targets
●	Continued review of administrative expenses

Risk factors specific to Forum Energy

The Company is exposed to certain risk factors which are specific to its investment in Forum Energy.  These include the following:

●
Forum Energy’s cash inflows are dependent on the Galoc Field production and the economic life of this field is expected to end in 2021.  Forum Energy’s operations do not generate sufficient cash to fund new exploration work; therefore, in the event Forum Energy issued new capital to fund these costs, the Company’s interest in Forum Energy will be diluted.

●	Forum Energy is a closely held private company and there is a limited population of potential buyers for FEC’s relatively small interest in Forum Energy.

●	Forum Energy’s interest in its main asset SC72 could be diluted depending on the agreement reached, if any, between the Philippine and Chinese governments concerning the maritime dispute.

●	Further exploration work has to be completed on SC72 and SC40 to confirm the value of the resources within these properties.

●
In March 2017 Forum Energy, through a subsidiary, entered into an unsecured loan agreement with PXP that provides for a loan facility of up to US$6 million.  The balance outstanding at the end of 2017 was approximately US$5.5 million.  The loan facility has a term of three years and bears interest at LIBOR + 3.5% per annum.  There is no certainty that this loan facility will be renewed, in which case Forum Energy may issue new shares to settle this amount outstanding. Terms of the loan agreement do not include any right for PXP to convert an unpaid amount into new shares of Forum Energy.

For further details regarding Forum Energy, see its 2018 financial statement package at https://beta.companieshouse.gov.uk/company/05411224/filing- history
Please note that Forum Energy is not required to file its financial statement package with Companies House in the UK until September 30 following the end of its fiscal year which is December 31. Accordingly, the Forum Energy financial statement package for 2019 is not expected to be available until Q3 of 2020.
Management’s Discussion and Analysis of Financial Condition and Results of Operations

We have experienced significant operating losses over the last few years, and as a result, our ability to continue as a going concern is dependent on achieving profitable operations and/or upon obtaining additional financing.

Our audited financial statements were prepared in accordance with International Financial Reporting Standards “IFRS” as issued by the IASB, which has differences from US GAAP (refer to the Auditor’s Report dated March 29, 2019).

The Company is exposed to foreign currency fluctuations for general and administrative transactions denominated in Canadian Dollars. The majority of the Company’s cash is kept in U.S. dollars.  Cash held in Canadian dollars is subject to exchange rate fluctuations between the Canadian dollars and the U.S. dollars.

The following discussion and analysis of financial results should be read in conjunction with our Audited Financial Statements for the year ended December 31, 2018, together with the notes related thereto.  The discussion contains forward-looking statements that involve risks and uncertainties.  Such information, although considered reasonable by our management at the time of preparation, may prove to be inaccurate and actual results may differ materially from those anticipated in the statements made.

Fiscal year ended December 31, 2018 versus December 31, 2017

We had a net loss for the year ended December, 2018 of $(217,665) or $0.00 per share, versus net income of $1,803,036 for the same period in 2017.  The difference was because of the $1,965,000 unrealized gain on the reclassification of Forum Energy shares as a result of our loss of significant influence.  Prior to the dilution, we accounted for our investment in Forum Energy using the equity method; following the loss of significant influence this investment is now measured at fair value with all subsequent changes in fair value recognized in other comprehensive income (“OCI”).

General and Administration expense were $222,326 for the year ended December 31, 2018 versus $166,263 for the same period in 2017.  Overall expenses were higher than those experienced in the previous year due to an increase in professional fees, listing and filing fees and travel.  Professional fees were $44,836 for the year ended December 31, 2018 versus $10,641 for the same period in the previous year due to costs resulting from a shareholder complaint.  It is anticipated that professional fees will continue to be significantly higher for the coming quarters.  Listing and filing fees were $31,201 for the year ended December 31, 2018 versus $10,873 for the same period in the previous year.  The increase was due to the fees associated with the application for the removal of the cease trade order against the Company in Alberta and British Columbia.  For the year ended December 31, 2018 travel expense was $8,691 versus $Nil for the year ended December 31, 2017.  The increase was due to the costs associated with travel for the Company’s annual general meeting.  For the year ended December 31, 2018 foreign exchange loss was $22 versus a loss of $10,393 for the year ended December 31, 2017.

Balance Sheet

Our current assets were $237,591 at December 31, 2018 versus $433,253 for the year ended December 31, 2017. The difference is mainly a result of the higher cash balance on December 31, 2017. Our investment in Forum Energy was reflected at a carrying value of $1,665,000 in the financial statements as at December 31, 2018 and December 31, 2017.  Our assets reflect our investment in Forum Energy on a fair value basis.

Liquidity and Capital Resources

Our working capital position at December 31, 2018 was $181,769 versus working capital of $399,308 at December 31, 2017 and shareholders’ equity was $1,847,061 at December 31, 2018 (December 31, 2017 $2,064,726).

Cash used in operating activities for the year ended December 31, 2018 was $196,157 versus $187,013 for the same period in 2017 mainly as a result of the differences described in the results of operations above.

Cash provided by financing activities was $300,000 for the year ended December 31, 2017 versus $Nil for the year ended December 31, 2018.  The difference was the result of the proceeds received from the sale of 1,000,000 Forum Energy shares during the year ended December 31, 2017.

Cash provided by investing activities for the year ended December 31, 2018 and December 31, 2017 was $Nil

Nine Months ended September 30, 2019 versus September 30, 2018

We had a net loss for the nine months September 30, 2019 of $157,015 or $0.00 per share, versus a net loss of $142,597 for the same period in 2018.  The difference was because of the increase in professional fees to 19,275.

General and Administration expense were $158,894 for the nine months ended September 30, 2019 versus $146,172 for the same period in 2018.  Overall expenses were higher than those experienced in the previous year mainly due to an increase in professional fees.  Professional fees were $39,898 for the nine months ended September 30, 2019 versus $20,623 for the same period in the previous year due to costs resulting from a shareholder complaint.  Listing and filing fees were $15,234 for the nine months ended September 30, 2019 versus $14,670 for the same period in the previous year.  The increase was due to the holding of the Company’s annual general meeting earlier in the year offset by the fees associated with the application for the removal of the cease trade order against the Company in Alberta and British Columbia in 2018.  For the nine months ended September 30, 2019 foreign exchange loss was $3,155 versus $863 for the nine months ended September 30, 2018.

Three months ended September 30, 2019 versus September 30, 2018

We had a net loss for the three months ended September 30, 2019 of $46,984 or $0.00 per share, versus a net loss of $47,157 for the same period in 2018.  During the three months ended September 30, 2019, there were no significant events.  The Company experienced only normal operating costs. The Company does not experience seasonal fluctuations in its business and there were no dispositions of any business segments.

Balance Sheet

Our current assets were $74,011 at September 30, 2019 versus $237,591 for the year ended December 31, 2018. The difference is mainly a result of the higher cash balance on December 31, 2018. Our investment in Forum Energy was reflected at a carrying value of $1,665,000 in the financial statements as at September 30, 2019 and December 31, 2018.  Our assets reflect our investment in Forum Energy on a fair value basis.

Liquidity and Capital Resources

Our working capital position at September 30, 2019 was $24,820 versus working capital of $181,769 at December 31, 2018 and shareholders’ equity was $1,690,046 at September 30, 2019 (December 31, 2018 $1,847,061).

Cash used in operating activities for the period ended September 30, 2019 was $167,745 versus $158,192 for the same period in 2018 mainly as a result of the differences described in the results of operations above.

Capital Resources

We currently own 6.80% of Forum Energy. If Forum Energy is required to raise additional funds through equity issuances then we would have to purchase our proportionate share of these equity issuances to maintain our current equity position.

We anticipate that we will require additional funds for working capital for the next twelve months from the date of this filing and we are evaluating options in order to raise the additional funds.  If we are unable to raise additional funds there is significant doubt that we will be able to continue as a going concern.

Contractual Obligations

None

Research and Development, Patents and Licenses

None

Trend Information

None

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Tabular disclosure of contractual obligations.

None

Directors, Senior Management And Employees

Directors and Senior Management

The following table lists, as of the date of this report, the names, ages, functions and areas of experience in our operations of all our directors and Senior Management.  Each Director will serve until the next Annual General Meeting or until his/her successor is duly elected, unless his/her office is vacated in accordance with our charter documents.  Our executive officers serve at the pleasure of the Board of Directors.

Name	Age	Position/Area of Experience/Function
Paul Wallace (1) (2)	68	Director since November 2012, President and CEO since August 2015 and CFO since June 2015.
Claro Ramirez (1)	58	Director since October 2011
Lyle Brown (1) (3)	65	Director since October 2013
(1)	Member of Audit Committee in 2018.
(2)	Member of Compensation Committee in 2018
(3)	Member of the Corporate Governance Committee in 2018
Information About our Directors and Officers

Mr. Paul Wallace Chairman, President, Chief Executive Officer, and Chief Financial Officer

Mr. Paul Frederick Wallace is a Chartered Professional Accountant and member of the CPA Canada.  He was appointed as the Chief Financial Officer of Hong Kong based First Pacific Company Limited from 1995 to 1997 between 2003 and 2004 and between 2014 and 2015.  He was appointed Group Finance Director to the Sanctuary Group plc between 2005 and 2008. Mr. Wallace was Chief Executive Officer of Blue Ocean Wireless Limited between 2009 and 2011, and a Non-Executive Director of JPMorgan Global Emerging Markets Income Trust Plc between 2010 and 2015.  From March 2015 through April 2019, he was the Finance Director of Forum Energy, a Director of Pitkin Petroleum and Head of Finance of Goodman Fielder Pty Limited.

Mr. Claro Ramirez

Mr. Ramirez is a resident of Richmond, British Columbia, Canada and served as Senior Vice President of Philippine Long Distance Telephone Company (“PLDT”) until 2014 and President of First Coconut Manufacturing Inc., from 2014 to May 2018.

Mr. Lyle Brown

Mr. Brown is a resident of Vancouver, British Columbia, Canada.  He is a Chartered Professional Accountant and Partner of Culver & Co., an accounting firm, since 1991.  From June 10, 1998 to September 12, 2019, Mr. Brown has served a director of Northern Lion Gold Corp. Mr. Brown has served as a director of New World Resource Corp since November 14, 2005. Both Northern Lion gold and New World Resource are listed on the TSX-V and Frankfurt Stock Exchanges.  Mr. Brown is also a director of Nano One Materials Corp which is listed on the TSX-V.

None of our directors and/or executive officers, or those persons to be appointed, have been the subject of any order, judgment, or decree of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority of such person or of any corporation of which he or she is a director and/or executive officer, to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining or enjoining any such person or any corporation of which he or she is an officer or director from engaging in or continuing any conduct, practice, or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business, or of theft, or of any felony.

There are no arrangements or understandings between any two (2) or more directors or executive officers, pursuant to which he or she was selected as a Director or Executive Officer.  There are no family relationships between any two (2) or more of our directors or executive officers.

Family Relationships

There are no family relationships among directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers.

Compensation.

We pay our directors the following consulting fees or directors’ fees on a monthly basis:

Lyle Brown	$2,000
Paul Wallace	$1,000
Claro Ramirez	$1,000

None of our executive officers or directors received other compensation in excess of the lesser of US $25,000 or 10% of such Executive Officer's or Director’s cash compensation as reported in the compensation table below and all Executive Officers and directors as a group did not receive other compensation which exceeded US $25,000 times the number of persons in the group or 10% of the compensation reported in the compensation table below.

No funds were set aside or accrued by us during the year ending December 31, 2018 to provide pension, retirement or similar benefits for our directors or Executive Officers.  Except for the stock option program discussed below, we have no bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to the our directors or Executive Officers.

The following tables detail the compensation paid during fiscal year ended December 31, 2018 and 2017 to our directors and members of our administrative, supervisory or management bodies:

Director/Executive Officer Compensation

Director Compensation for Fiscal Year ended December 31, 2018

Directors/Officers	Salary	Option Exercise Net Market Value(1)	Total Compensation
Claro Ramirez	$12,000	$0.00	$12,000
Lyle Brown	$24,000	$0.00	$24,000
Paul Wallace	$12,000	$0.00	$12,000
Total	$48,000	$0.00	$48,000
(1). “Option Exercise Net Market Value” is defined as the aggregate difference between the exercise price and the market value of the common shares on the date of exercise.”

Director Compensation for Fiscal Year ended December 31, 2017

Directors/Officers	Salary	Option Exercise Net Market Value(1)	Total Compensation
Claro Ramirez	$12,000	$0.00	$12,000
Lyle Brown	$24,000	$0.00	$24,000
Paul Wallace	$12,000	$0.00	$12,000
Total	$48,000	$0.00	$48,000
(1). "Option Exercise Net Market Value" is defined as the aggregate difference between the exercise price and the market value of the common shars on the date of exercise."

Our Board may award special remuneration to any Director undertaking any special services on our behalf other than services ordinarily required of a Director.  Other than indicated above no Director received any additional compensation for his or her services including committee participation and/or special assignments.

Except for the stock option program discussed below, we have no bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to the our directors or Executive Officers.

Options to Purchase Our Securities.

Options to purchase securities from us are granted to directors, officers and employees on terms and conditions acceptable to the relevant regulatory authorities.  We adopted a formal stock option plan on June 19, 2000.  There were no stock options outstanding on December 31, 2018 and none were issued or exercised in 2018 or 2017.

Board Practices

We have an Audit Committee, a Compensation Committee and a Corporate Governance Committee.  No committee members receive additional compensation for serving on a committee and all committee members serve for a one year term.  All board members are elected at our Annual General Meeting to serve for one year or until their successor is appointed.

Audit Committee. The Audit Committee oversees the retention, performance and compensation of our independent auditors, and the establishment and oversight of our systems of internal accounting and auditing control.  Members of the Audit Committee in 2019 are Lyle Brown, Claro Ramirez, and Paul Wallace.  New members of our Audit Committee for 2020 will be appointed following our Annual and General Meeting of Shareholders.

Compensation Committee. The Compensation Committee reviews and makes recommendations to our Board concerning the terms of the compensation packages provided to our senior executive officers, including salary, bonus and awards under our stock option plan and any other compensation plans that we may adopt in the future.  Members of the Compensation Committee in 2019 are Paul Wallace, Lyle Brown and Claro Ramirez.  Members of our Compensation Committee for 2020 will be appointed following our Annual and General Meeting of Shareholders.

Corporate Governance Committee. The Corporate Governance Committee meets with and discusses current disclosure issuances with our management personnel, directors, and with both our Canadian and United States counsel, to report to our Board any matters which should be the subject of either public disclosure or remedial action and to assist our Board in establishing reporting and disclosure procedures to ensure that we are in compliance with our disclosure and compliance obligations under applicable laws, rules and obligations.  Members of our Corporate Governance Committee in 2019 are Claro Ramirez and Lyle Brown.  Members of our Corporate Governance Committee for 2020 will be appointed following our Annual and General Meeting of Shareholders.
Management’s Share Ownership

The following table lists as of XXXX, 2019, the share ownership of our directors and executive officers.

The following table sets forth certain information as of XXXX, 2019 regarding the ownership of our Common Shares by (i) each of our directors, (ii) each of our named executive officers, and (iii) all of our directors and executive officers as a group.  Except as otherwise indicated, the address of each person identified below is c/o FEC Resources Inc, Suite 2300, Bentall 5, 550 Burrard Street, Vancouver, BC, V6C 2B5, Canada.  We believe that ownership of the shares by the persons identified below is both of record and beneficial and that such persons have sole voting and investment power with respect to the shares indicated.  Percentage of class in the following table is calculated individually based on the following formula: (shares directly or indirectly controlled + shares issuable on the exercise or conversion of various securities) / (total shares outstanding + shares issuable on the exercise or conversion of various warrant, debentures and options by the director or officer).  The total shares outstanding on XXXXXX was 409,143,765.

Name of Director and/or Officer and number of shares held:	Number of Shares	Percent of Class
Paul Wallace	-	-
Claro Ramirez	-	-
Lyle Brown	-	-
Number of shares held by all Directors and Officers as a group:	-	-

The particulars of the stock options granted to officers and directors are set forth in the preceding section entitled “DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES.”  The particulars regarding convertible debentures and warrants acquired by certain officers and directors are as follows:

The following table lists the current directors, executive officers and employees to whom warrants to purchase our shares were sold and the number of share purchase warrants so sold as of the date of this report, as well as the number of share purchase warrants sold to directors and all employees as a group.

Warrants Held by Directors and Officers

Name	Number of Share Purchase Warrants	Exercise Price	Expiration Date
None	None	N/A	N/A

We are a publicly-owned corporation, the shares of which are owned by Canadian residents, U.S. residents, and residents of other countries.  Currently, we are not controlled directly or indirectly by any foreign government but are controlled by PXP Energy Corporation.

There are no arrangements, known to us, the operation of which may at a subsequent date result in a change in our control other than as noted above.

The above listed organizations and individuals have no special or separate voting rights than those rights held by our shareholders.

Major Shareholders And Related Party Transactions

Major Shareholders

We are a publicly-owned corporation, the shares of which are owned by Canadian residents, U.S. residents, and residents of other countries.  We are controlled by PXP.  The following table provides the names and share ownership of those parties that have ownership of 5% or more of each class of our voting securities as of XXXXX, 2019 according to the information available to us

Name	Number of Shares Owned	Percent of Class
PXP Energy Corporation *	225,000,000	54.99
Asian Coast International	62,740,000	16.56

* These shares are registered to PXP.  Philex Mining purchased 200,000,000 shares in a private placement in December 2007 and 20,000,000 shares were purchased in a private transaction at the same time.  In April 2010, Philex Mining Corporation received a further 5,000,000 shares pursuant to a private placement at $0.50 per share.  In 2014 Philex Mining Corporation transferred all of their shares to PXP.  No other significant changes in the ownership of our shares by PXP has occurred during the past three (3) years.

There are no arrangements, known to us, the effect of which may at a subsequent date result in a change in our control other than as noted in Item 5 Operating and Financial Review and Prospects.

As at December 1, 2019, management is not aware of any person holding a greater than 5% registered interest in any class of our voting securities other than as set forth above.  The above listed organizations and individuals have no special or separate voting rights than those rights held by our shareholders.

On XXXXXX, the shareholders’ list showed XXX registered shareholders and 409,143,765 shares outstanding.  The number of shares held by U.S. residents was XXXX representing XXX% of the total issued and outstanding shares.  The total number of U.S. resident registered shareholders was XXX.

Related Party Transactions

During the year ended December 31, 2018 general and administrative expenses included key management personnel compensation totaling $48,000 (2017: $48,000).

Related party transactions are measured at their exchange value.

Trading Market

Our shares are only listed on the Pinks.

The table below lists closing prices (rounded to the nearest cent) on Pinks for our shares for each year within the five (5) most recent fiscal years

NASDAQ Small Cap/OTC.BB/Pink Sheets Stock Annual Price History - Common Shares
(US Dollars)

Year Ended	High	Low
12/31/18	$0.05	$0.00
12/31/17	$0.02	$0.00
12/31/16	$0.01	$0.00
12/31/15	$0.01	$0.00
12/31/14	$0.02	$0.00

The table below lists the volume of trading and high/low bid/ask prices (rounded to the nearest cent) on Pink Sheets for our shares for each full quarterly period within the two most recent fiscal years and any subsequent periods.

Pinks Sheets Stock Trading Activity - Common Shares
(US Dollars)

Quarter Ended	Volume	High	Low
12/31/18	7,849,233	$0.02	$0.01
9/30/18	3,777,114	$0.02	$0.01
6/30/18	26,833,298	$0.05	$0.01
3/31/18	15,372,734	$0.02	$0.00
12/31/17	2,981,775	$0.01	$0.00
9/30/17	7,899,222	$0.01	$0.00
6/30/17	889,320	$0.01	$0.00
3/31/17	4,104,943	$0.02	$0.00

The table below highlights for the most recent six (6) months the high and low market prices (rounded to the nearest cent) for each month of our common shares on the Pink Sheets.

Pink Sheets Stock Monthly Price History - Common Shares
(US Dollars)

Month Ended	High	Low	Volume
11/30/2019	0.00	0.00	305,046
10/31/19	0.00	0.00	30,400
9/30/19	0.00	0.00	1,011,629
8/31/19	0.01	0.00	2,294,682
7/31/19	0.01	0.00	1,624,798
6/30/19	0.01	0.00	742,609

Our shares are issued in registered form and the following information is taken from the records of Computershare Investor Services (located in Vancouver, British Columbia), the lead registrar and transfer agent for our common shares.

On XXXX, 2019, the shareholders’ list showed XXX registered shareholders and 409,143,765 shares outstanding.  The number of shares held by U.S. residents was XXXX representing XXX% of the total issued and outstanding shares.  The total number of U.S. resident registered shareholders was XXX.

Our shares are not registered to trade in the U.S. in the form of American Depository Receipts (ADR's) or similar certificates.

Exchange Controls and Taxation

Investment Canada Act

Investment Canada Act

The Investment Canada Act (the “ICA”) prohibits the acquisition of control of a Canadian business enterprise in Canada by non-Canadians without the prior consent of Investment Canada, the agency that administers the ICA, unless such acquisition is exempt under the provisions of the ICA.  Investment Canada must be notified of such exempt acquisitions.  The ICA covers acquisitions of control of corporate enterprises, whether by purchase of assets, shares or “voting interests” of an entity that controls, directly or indirectly, another entity carrying on a Canadian business.

Apart from the ICA, there are no other limitations on the right of non-resident or foreign owners to hold or vote securities imposed by Canadian law or our Certificate of Continuance.  There are no other decrees or regulations in Canada which restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to non-resident holders of our securities except as discussed in “Taxation”, below.

Quantitative And Qualitative Disclosures About Market Risk.

Currency Exchange Rate Sensitivity

In regards to transactional risk, our functional currency is the United States dollar and our activities are predominantly executed using both the U.S. and Canadian dollars.  We have done a limited number of financings, and we are not subject to significant operational exposures due to fluctuations in these currencies.  Our common shares are listed on the OTC.BB and are bought and sold in US dollars.  We have not entered into any agreements, or purchased any instruments, to hedge any possible currency risks at this time.

Interest Rate Sensitivity

We currently have no significant short-term or long-term debt requiring interest payments.  This does not require us to consider entering into any agreements or purchasing any instruments to hedge against possible interest rate risks at this time.  Our interest-earning investments are short-term.  Thus, any reductions in future income or carrying values due to future interest rate declines are believed to be immaterial.

Commodity Price Sensitivity

Our future revenue and profitability will be dependent, to a significant extent, upon prevailing spot market prices for oil and gas.  In the past, oil and gas prices have been volatile.  Prices are subject to wide fluctuations in response to changes in supply of, and demand for, oil and gas, market uncertainty, and a variety of additional factors that are beyond our control.  We currently have no significant operating revenue.

THE RIGHTS OFFERING

The Rights

We are distributing, at no charge, to holders of our outstanding Common Shares, non-transferable rights to purchase in the aggregate up to 818,287,530 of our Common Shares at the cash subscription price of $0.00225 per share. The total amount that could be received if all of the Rights were exercised is $1,841,146.94. However, the Rights Offering is limited only to shareholders of Record Date who are located in the United States and Canada. Therefore, although we cannot calculate the number of shareholders that will be able to exercise these Rights, we are relatively certain that less than the total o number of Rights will be exercised.

As of the record date, we had 409,143,765 Common Shares outstanding. As of the record date, we had no outstanding warrants.

If you are a shareholder of record, or if you are a beneficial owner of shares held on your behalf through a broker, dealer, bank or other nominee, you will receive forty (40) Rights for each twenty (20) shares of our Common Shares owned at 5:00 p.m., Eastern Daylight Time, on XXXX, 2019, which is the record date for our Rights Offering.  Each subscription right will entitle you to purchase 1 of our Common Share at a subscription price of $0.00225 per whole Common Share. We are not offering, and we will not accept, any subscriptions for fractional shares.

You may exercise some, all or none of your Rights.

The Reasons for our Rights Offering

We are conducting the Rights Offering to fund general working capital purposes primarily the payment of administrative expenses and to provide the Company with funds for investment opportunities including participation in any fund raising of Forum Energy Limited in order to maintain our percentage ownership interest in that company. Our Board of Directors has carefully evaluated financing alternatives and concluded that raising the required funding through a Rights Offering in which all our shareholders would have the opportunity to participate was in the best interests of our stockholders.

Subscription Price

The subscription price of $0.00225 per share was determined by our Board of Directors by reference to the recent trading activity of the Company’s Common Shares. In making its determination, the Board considered many factors, including the historical and current trading prices of our Common Shares, as well as current trends and conditions in capital markets. The subscription price was not determined on the basis of any investment bank or third-party valuation that was commissioned by our company. We cannot assure you that the market price of our Common Shares during or after the Rights Offering period will be greater than the subscription price.

Method of Exercising Rights

You may exercise your Rights as follows:

1. Subscription by Registered Shareholders of Record. If you are the holder of record of our Common Shares and you wish to exercise your Rights, you must complete and sign your Rights certificate, together with any required signature guarantees, and deliver them to the Subscription Agent, with a notice of guaranteed delivery (if applicable) and an IRS Form W-9, and your payment for the number of Common Shares for which you are subscribing. The address of the Subscription Agent is set forth below in this prospectus under the caption: “Where to Submit Subscriptions.” You must deliver all materials in a timely manner and assure that your payment clears in full prior to the expiration of the Rights Offering.

2. Subscription by Beneficial Owners holding shares through a broker, dealer, bank or other nominee. If you are a beneficial owner of our Common Shares that are registered in the name of a broker, dealer, bank or other nominee, and you wish to exercise your Rights, you must instruct your broker, dealer, bank or other nominee to exercise your Rights on your behalf and deliver all documents and payment before the expiration of the Rights Offering. Your subscription will only be valid if the Subscription Agent receives all of the required documents and the full subscription payment prior to the Rights Offering expiration date. Your broker, dealer, bank or other nominee may establish a deadline that is significantly in advance of the Rights Offering expiration period at 5:00 p.m., Eastern Daylight Time, on XXXXX, 2019, which is XXX calendar days after the effective date of this prospectus. If you wish to subscribe for our Common Shares in the Rights Offering, you should immediately notify your broker, dealer, bank or other nominee.

Your payment of the subscription price must be made in U.S. dollars for the full number of Common Shares you wish to acquire by:

●	Check or bank draft payable to “Investor Services Inc., as Subscription Agent”.

All payments will be deemed to have been received by the Subscription Agent immediately upon receipt, provided that payment by uncertified check shall not be deemed to have been received until final clearance of such check.  Payment received after the expiration of the Rights Offering, or any uncertified check which has not cleared by the expiration of the Rights Offering, will not be honored, and the Subscription Agent will return your payment to you, without interest or penalty, as soon as practicable.

 Where to Submit Subscriptions

You must deliver all subscription documents, Rights certificates, notices of guaranteed delivery (if applicable) and subscription payments to the Subscription Agent at the following address:

If delivering by mail:	If delivering by hand, express mail, courier, or other expedited service:
Computershare Investor Services Inc. P.O. Box 7021 31 Adelaide Street East Toronto, Ontario M5C 3H2 Canada Attention: Corporate Actions	Computershare Investor Services Inc. 100 University Ave. 8th Floor Toronto, Ontario M5J 2Y1 Canada Attention: Corporate Actions

Any deficiency or irregularity with respect to delivery of your subscription documents, Rights certificates and/or notices of guaranteed delivery may invalidate the exercise of your Rights.

If you have any questions or if you need assistance in completing any of the subscription documents, Rights certificates and/or notices of guaranteed delivery, you may contact our Information Agent at:

Laurel Hill Advisory Group
Toll Free: 1-877-452-7184 (North America)
Collect: 416-304-0211 (Outside of North America)
Email: assistance@laurelhill.com

Missing or Incomplete Subscription Information

If your Rights certificate is not complete and properly signed, or if you deliver deficient payment, or if you do not properly follow the procedures applicable to your exercise of your Rights, we may at our discretion either reject your subscription in its entirety or accept only the portion of your subscription corresponding to the amount of payment actually received. We are not responsible for remediating any incomplete or incorrect documents or deficient payment that you submit. We will not contact you or any broker, dealer, bank or other nominee that holds rights on your behalf regarding any deficiencies. We reserve the right to determine, at our sole discretion, whether the materials and payments that you submit are complete and follow the applicable procedures pertaining to exercise of your rights.

Delivery of Subscriptions

DO NOT SEND YOUR SUBSCRIPTION RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY. ALL DELIVERIES AND PAYMENTS MUST BE MADE ONLY TO THE SUBSCRIPTION AGENT.

Please carefully read the instruction letter accompanying the Rights certificate and follow the procedures as specified.

Your subscription will not be deemed to be received until the Subscription Agent has received delivery of your completed and properly signed Rights certificate and received the full subscription amount which has cleared prior to the expiration of the Rights Offering. The only exceptions for late delivery will be in the case of delivery in accordance with the “Guaranteed Delivery Procedures” described below. Notwithstanding the foregoing, we may, at our sole discretion, determine to accept late subscriptions on a case-by-case basis.

The risk of delivery of all documents and payments is borne by you or your nominee, not by the Subscription Agent or us.

All deliveries to the Subscription Agent should only be made by registered first class mail or by hand, express mail, courier or other expedited service. Please allow an adequate number of days for delivery of your materials to the Subscription Agent by you or your broker, dealer, custodian bank or other nominee, as applicable. We do not take any responsibility for completion of your subscription documents, Rights certificate and payment to the Subscription Agent or, if you are not a holder of record, to your broker, dealer, custodian bank or other nominee. If you wish to exercise your Rights, please assure that you properly complete all documents and that you provide comprehensive responses to all information on the forms. If you have any questions or comments regarding completion of the materials, please contact the Information Agent, Laurel Hill Advisory Group at: 1-877-452-7184 (toll-free in North America), or at 416-304-0211 (for collect calls outside of North America), or by email at assistance@laurelhill.com.

Notice to Nominees

If you are a broker, dealer, bank or other nominee that holds our Common Shares for the account of one or more of our shareholders on the record date, you should contact such beneficial owners as soon as possible regarding our Rights Offering.  If a beneficial owner of our Common Shares so instructs, you should complete the Rights certificate and submit it to the Subscription Agent with the proper subscription payment prior to the expiration date. You may exercise the number of Rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our Common Shares on the record date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form captioned: “Nominee Holder Election Form,” which is included with your Rights Offering materials. You may contact the Subscription Agent directly to request the form if not provided in the materials delivered to you.

Beneficial Owners

If your Common Shares are held in the name of a broker, dealer, bank or other nominee, you will not receive a Rights certificate and you will need to coordinate with your broker, dealer, bank or other nominee to act for you. To exercise your Rights, you will need to complete and return to your broker, dealer, bank or other nominee the form captioned: “Beneficial Owner Election Form.” You should receive the form from your broker, dealer, bank or other nominee with the other Rights Offering materials. You should contact your broker, dealer, bank or other nominee if you do not receive the form and other Rights Offering material. We are not responsible if you do not receive the form from your broker, dealer, bank or other nominee or if you receive the form without sufficient time to respond by the deadline established by your nominee, which deadline may be prior to 5:00 p.m., Eastern Daylight Time, on XXXX, 2019, which is XX calendar days after the effective date of this prospectus.

Guaranteed Delivery Procedures

If you do not have adequate time to deliver the Rights certificate evidencing your Rights to the Subscription Agent prior to the expiration of the Rights Offering, you may still participate in the Rights Offering if you follow the guaranteed delivery procedures set forth below prior to the expiration of the Rights Offering:

●
deliver your subscription payment to the Subscription Agent covering all Rights that you are exercising, in accordance with the procedures set forth in the section of the prospectus under the caption: “Method of Exercising Subscription Rights;”

●	deliver your “Notice of Guaranteed Delivery” to the Subscription Agent; and
●
within two business days following the date you submit your Notice of Guaranteed Delivery, deliver to the Subscription Agent the complete and properly signed Rights certificate (together with your nominee holder election form, if applicable), including any signature guarantees if necessary.

All Notices of Guaranteed Delivery must include a signature guarantee from an eligible guarantor institution.

If you have any questions or comments regarding completion or delivery of the Notice of Guaranteed Delivery, please contact the Subscription Agent.

Non-transferability of Rights

The Rights are not transferable by you. You may not sell, give away or otherwise transfer your Rights. However, Rights may be assigned to family members or family trusts. The Rights are also subject to transfer by operation of law (such as testate or intestate succession). The sale of any of your shares prior to the expiration of the Rights Offering period will not result in the transfer of any Rights.

No Fractional Shares

We will not issue fractional Common Shares in the Rights Offering. You may only exercise your Rights to purchase shares in whole numbers. Any excess funds insufficient to purchase one whole share will be returned to you by the Subscription Agent without penalty or interest.

Validity of Subscriptions

We reserve the right to resolve at our sole discretion all deficiencies, irregularities and questions regarding the validity of the exercise of your Rights.  Such determinations may include, without limitation, the time of receipt and eligibility to participate in the Rights Offering.  In resolving all such matters, we will review the relevant facts.  We may, at our discretion, also consult with our legal advisors and request input from the relevant parties. Our determination will be final and binding.

We will not accept any alternative, conditional or contingent subscriptions or instructions of any nature or kind.  We reserve the absolute right to reject any subscriptions not submitted in accordance with the requisite time periods or procedures specified for the Rights Offering.  We may also decline to accept any subscriptions which we believe may contravene applicable laws or regulations.  We are not responsible for remediating any incomplete or incorrect documents or deficient payment that you submit.  We will not contact you or any broker, dealer, bank or other nominee that holds rights on your behalf regarding any deficiencies or irregularities with respect to your subscription.  Our interpretations, exercisable at our sole discretion, regarding your satisfaction of all requisite terms and conditions applicable to our Rights Offering will be final and binding.

Except in the event we make a fundamental change to the terms and conditions of the Rights Offering, once you submit your subscription and payment, the subscription will be irrevocable, even if you later change your mind for any reason and even if the Rights Offering is extended by the Board of Directors.

Escrow Arrangements; Return of Funds

The Subscription Agent will hold all Rights Offering subscription funds in a segregated account pending completion of our Rights Offering.  The Subscription Agent will hold the funds in escrow until we complete or cancel the Rights Offering.  If we cancel the Rights Offering, the Subscription Agent will return to you all of your respective subscription payments, without interest or penalty, as soon as reasonably possible.

If there is a fundamental change to the Rights Offering and if you decide to cancel your exercise of Rights, then the Subscription Agent will return your payment without charge of any interest, penalties or deductions.  If you hold your shares through your broker, dealer, bank or other nominee, then the cancellation of any exercise of Rights would have to be initiated by your broker, dealer, bank or other nominee.

If the Subscription Agent returns payments to you through your broker, dealer, bank or other nominee, then such broker, dealer, bank or other nominee may charge you separate service or administration fees.  We are not responsible for covering or reimbursing any such fees.

Expiration Date, Extension, and Amendments

If you wish to purchase Common Shares in our Rights Offering, you must promptly act to complete and properly deliver all applicable documentation and certificates, and assure that payment for your subscription is received by the Subscription Agent prior to the expiration of the Rights Offering on XXXX, 2020, at 5:00 p.m., Eastern Daylight Time, which is XX calendar days after the effective date of this prospectus.  We are not responsible for remediating any incomplete or incorrect documents or deficient payment that you submit.  We have no obligation to contact you or any broker, dealer, bank or other nominee that holds Rights on your behalf regarding any deficiencies or irregularities.  We reserve the right to determine, at our sole discretion, whether the materials and payments that you submit are complete and follow the applicable procedures pertaining to the exercise of your Rights.  The risk of delivery of all documents and payments is borne by you or your nominee, not by the Subscription Agent or us.

We reserve the right to extend the Rights Offering period for a period not to exceed eight calendar days.  If we extend the Rights Offering period, we will issue a press release announcing the extension in advance of the expiration of the then-effective Rights Offering period.  We may extend the duration of the Rights Offering period if applicable laws or regulations require us to do so.  Our Board of Directors has broad discretion regarding any and all determinations whether or not to extend the Rights Offering period.  The Board of Directors may also cancel the Rights Offering at any time, for any reason, before the expiration of the Rights Offering period.

Our Board of Directors reserves the right to amend or modify the terms of the Rights Offering.  The amendments or modifications may be made for any reason.  These changes may include, for example, changes to the subscription price or other matters that may induce greater participation by our security holders in the Rights Offering.  If we make any fundamental change to the terms of the Rights Offering after the date of effectiveness of this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included and offer subscribers the opportunity to cancel their subscriptions.  In such event, we will issue subscription refunds to each security holder subscribing to purchase shares in the Rights Offering and recirculate an amended prospectus after the post-effective amendment is declared effective with the SEC.  If we extend the expiration date of the Rights Offering period in connection with any post-effective amendment, we will allow holders of Rights reasonable period of additional time to make new investment decisions on the basis of the new information set forth in the amended prospectus that will form a part of the post-effective amendment.  In such event, we will issue a press release announcing the changes to the Rights Offering and the new Rights Offering expiration date.  The terms and conditions of our Rights Offering cannot be modified or amended after the expiration date.

Cancellation of Some or All of the Rights Offering

We reserve the right, exercisable at our sole discretion for any reason, to cancel some or all of the Rights Offering before the expiration date.  If we cancel and terminate some or all of the Rights Offering, we will issue a press release advising our security holders of the cancelation and all Rights will expire without value.  The Subscription Agent will return to subscribers, without interest or penalty, any respective subscription payments that it is holding in escrow as soon as reasonably possible following the cancelation date.

No Revocation or Change

Except in the event we make a fundamental change to the terms and conditions of the Rights Offering, your exercise of Rights will be irrevocable, even if you later change your mind about exercising your Rights.  The irrevocability of your exercise will apply even if new information comes to your attention or if the market price of our Common Shares falls below the subscription price of $0.00225 per share.  Your exercise of the Rights will also remain irrevocable if the authorized period for the Rights Offering is extended by our Board of Directors.  You should not exercise your Rights unless you are certain that you wish to purchase our Common Shares at the subscription price of $0.00225 per share.

If we make any fundamental change to the terms of the Rights Offering after the date of effectiveness of this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included and offer you the opportunity to cancel your subscription.  In such event, if you have subscribed to purchase shares in the Rights Offering and request a refund, we will issue subscription refunds to you and recirculate an amended prospectus after the post-effective amendment is declared effective with the SEC.  If we extend the expiration date of the Rights Offering period in connection with any post-effective amendment, we will allow holders of Rights reasonable period of additional time to make new investment decisions on the basis of the new information set forth in the prospectus that will form a part of the post-effective amendment.  In such event, we will issue a press release announcing the changes to the Rights Offering and the new expiration date.

Shareholder Rights

You will not have any rights in the shares that you purchase in the Rights Offering until the shares are actually received by you.  We intend to issue and deliver the shares as soon as reasonably possible after completion of the Rights Offering, however, there may be a delay between the expiration date of the Rights Offering and the date and time that the shares are issued and delivered to you or your broker, custodian bank or other nominee, if applicable.

Issuance of Shares Acquired in the Rights Offering

At the completion of the Rights Offering, the Company will issue the share certificates to each subscriber.  If your Common Shares are held in the name of a broker, dealer, bank or other nominee, your Common Shares will be issued to the same account.  You may request a statement of ownership from the broker or nominee following the completion of the Rights Offering.

Foreign Shareholders

For purposes of assuring that we will not breach the laws of any country outside of the United States and Canada, we will not mail this prospectus or the Rights certificates to shareholders whose addresses are outside the United States or who have an army post office or foreign post office address. Each Ineligible Holder will receive a letter advising them that their Rights will be held by the Subscription Agent, Computershare Investor Services Inc., located at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 Canada.

If you live outside of the United States and Canada and wish to exercise your Rights, you must notify the Subscription Agent on or before 5:00 p.m. EDT at least ten business days prior to the expiration date of the Rights Offering. You must satisfy the Subscription Agent that your exercise of Rights does not violate any laws applicable to you in your locality.  All other deadlines with respect to the delivery of subscription materials and payment will apply to you.

Third-Party Consents or Approvals

We will have no obligation to accept your subscription to the Rights Offering if we determine, at our sole discretion, that any third-party consents or approvals would be necessary for you to own or control such shares, including, without limitation, any regulatory authorities of any state or federal agency, and we have not received satisfactory evidence of such consent or approval prior to the expiration of the offering period.

Fees and Expenses

We will pay all fees, costs and expenses due to the Subscription Agent, the Information Agent and any other expenses we that we may incur in connection with the Rights Offering.  You are solely responsible for paying your own commissions, fees, taxes or other expenses that you may incur in connection with the exercise of your Rights, your subscription and your purchase of our Common Shares in the Rights Offering.  Without limiting the foregoing, you will be solely responsible for any and all fees, costs, expenses and disbursements charged by your broker, dealer, bank or other nominee, if applicable.

No Board of Directors Recommendation to Rights Holders

Neither our Board of Directors nor our management has made any recommendations regarding the exercise of your Rights.  You should carefully consider all relevant facts and circumstances in determining whether or not to exercise your Rights on the basis of your own assessment.  Except in the event we make a fundamental change to the terms and conditions of the Rights Offering, you may not revoke or revise any exercises of Rights once made, unless we cancel and terminate the Rights Offering. See the section in this prospectus under the caption: “Risk Factors.”

Our Common Shares Outstanding After the Rights Offering

As of the record date, we have 409,143,765 Common Shares issued and outstanding.  We are offering up to 818,287,530 Common Shares in the Rights Offering. We are unsure of how many shareholders will exercise their rights.  We therefore cannot be certain as to how many Common Shares will be issued and outstanding upon completion of the Rights Offering.

No Unlawful Subscriptions

We reserve the absolute right to reject any subscriptions not properly submitted or the acceptance of which would be unlawful.  We are not soliciting, selling or accepting any offers to participate in our Rights Offering in any jurisdictions where such actions are prohibited.  No offers to purchase any of our Common Shares are made to rights holders who are residents of such jurisdictions and we will not sell or accept offers for the purchase of our Common Shares from such Rights holders.

PLAN OF DISTRIBUTION

On or about XXXX, 2020, which is the date of effectiveness of this prospectus, we plan to distribute the Rights, Rights certificates and copies of this prospectus to holders of our Common Shares as of the record date. If you have made a determination to exercise your rights, you must comply in a timely manner with the exercise procedures set forth in the section of this prospectus under the caption: “The Rights Offering—Method of Exercising Rights.”

You may contact our Information Agent if you have any questions at:

Laurel Hill Advisory Group
Toll Free: 1-877-452-7184 (North America)
Collect: 416-304-0211 (Outside of North America)
Email: assistance@laurelhill.com

Some of our officers and directors may solicit responses from you as a holder of Rights. We will not pay our officers and directors any commissions or compensation for such services, other than their normal employment or director compensation.

In connection with our Rights Offering, we have agreed to pay our Subscription Agent and Information Agent their customary fees, plus certain expenses.

No brokers, dealers or underwriters are acting on our behalf in connection with the solicitation or exercise of Rights. We are not paying any commissions, underwriting fees or discounts in connection with the Rights Offering or the shares that we will issue upon exercise of the Rights held by our security holders. We are not aware of any third-party agreements in such regard.

Markets

Our Common Shares do not trade on a recognized stock market but it trades on OTC Markets Pink Current Information market under the symbol “FECOF”.

DESCRIPTION OF OUR COMMON SHARES

The following is only a summary of the terms and conditions applicable to our Common Shares and it not intended to be complete. Our company is a Canada corporation and our Common Shares is subject to the provisions of our Articles of Incorporation, our By Laws, and the Canada Business Corporations Act.
General

We are authorized to issue an unlimited number of Common Shares, with no par value. As of the record date, we had 409,143,765 Common Shares issued and outstanding.

The holders of our Common Shares:

● have equal ratable rights to dividends from funds legally available if and when declared by our Board of Directors;

● do not have cumulative voting rights;

● are entitled to share rateably in all of our assets available for distribution to holders of Common Shares upon liquidation, dissolution or winding up of our affairs; and

● do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights.

All Common Shares now issued and outstanding are fully paid for and non-assessable. The full scope of the terms, rights and liabilities applicable to holders of our securities are set forth in (i) our Articles of Incorporation and By Laws, which are incorporated by reference as exhibits into the Registration Statement of which this prospectus is part; and (ii) the applicable statutes under the Canada Business Corporations Act.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Shares is Computershare Investor Services Inc.

Listing

Our Common Shares are traded on the Pinks under the symbol FECOF.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the receipt of rights in our Rights Offering and the exercise (or expiration) of those rights as applied to U.S. holders (as defined below) of our Common Shares that hold such shares as a capital asset for federal income tax purposes.  This discussion is based upon existing U.S. federal income tax law, which is subject to differing interpretations or change (possibly with retroactive effect).  No ruling has been sought from the U.S. Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (for example, certain financial institutions, insurance companies, broker-dealers, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), investors who are not U.S. holders, investors who own (directly, indirectly, or constructively) 10% or more of our stock, investors that will hold their Common Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, or U.S. holders (as defined below) that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed.  We therefore recommend that each holder of our Common Shares consult its own tax advisor with respect to the particular tax consequences of this offering or the related share issuance to such holder.

This summary deals only with U.S. holders that acquire Rights in our Rights Offering and assumes that the Rights or Common Shares issued upon exercise of the Rights will be held as capital assets within the meaning of Section 1221 of the Code.

WE URGE POTENTIAL PURCHASERS OF OUR COMMON SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR ORDINARY SHARES.

This summary does not address all aspects of federal income taxation that may be important or consequential to various holders responsive to specific facts or circumstances or to holders who may be subject to special tax rules, including, without limitation, the following, all of whom may be subject to tax rules that differ significantly from those summarized in this discussion:

● U.S. expatriates and former citizens or long-term residents of the United States;
● persons holding the Rights or our Common Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
● banks, insurance companies, and other financial institutions;
● brokers, dealers or traders in securities;
● “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

● partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
● tax-exempt organizations or governmental organizations;
● persons deemed to sell the Rights, Common Shares under the constructive sale provisions of the Code;
● persons for whom our shares constitute “qualified small business stock” within the meaning of Section 1202 of the Code;
● persons who hold or receive the Rights, Common Shares  pursuant to the exercise of any employee stock option or otherwise as compensation; and
● tax-qualified retirement plans.

We have not sought, and we will not seek, any rulings from the IRS regarding the federal income tax consequences of this offering or the related share issuances.

For purposes of this summary, a “U.S. holder” is a holder that is for U.S. federal income tax purposes:

● an individual who is a citizen or resident of the U.S.;
● a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
● an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
● a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

THE FOLLOWING IS A DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE RECEIPT OF RIGHTS IN THIS OFFERING AND OF THE EXERCISE, SALE OR OTHER DISPOSITION AND EXPIRATION OF THOSE RIGHTS. EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF THE RECEIPT OF RIGHTS IN THIS OFFERING AND OF THE EXERCISE, SALE OR OTHER DISPOSITION AND EXPIRATION OF THOSE RIGHTS, INCLUDING THE APPLICABILITY AND EFFECTS OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

Receipt of the Rights

It is possible that the distribution of the Rights could be treated as a taxable stock dividend under Section 305(a) of the Code. We cannot state with any certainty how or if Section 305(a) of the Code would be applied to the distributions of Rights.  As a result, it is possible that the fair market value of the Rights would be taxable to participants in the Rights Offering as a dividend to the extent of our current and accumulated earnings and profits, with any excess being treated as a return of basis to the extent thereof and then as capital gain. Moreover, we are currently unable to  quantify the degree of uncertainty and risk to the recipients of the Rights regarding potential adverse tax effects. See, “Risk Factors—The receipt of Rights may be treated as a taxable distribution to you.”

The distribution of the rights would be taxable under Section 305(b) of the Code if the Rights Offering were to be treated as a distribution or part of a series of distributions that have the effect of the receipt of cash or other property by some of our security holders and an increase in the proportionate interest of our other security holders in our assets or earning and profits.  Distributions having that effect are referred to as “disproportionate distributions.”  For purposes of the definition of “disproportionate distributions”, the term “property” includes money, securities and any other property, except that “property” does not include stock in the corporation making the distribution or rights to acquire such stock.  The reference to a “series of distributions” encompasses all distributions of stock made or deemed made by a corporation which have the result of receipt of cash or property by some security holders and an increase in the proportionate interests of other security holders.  Under the Treasury Regulations applicable to Section 305(b), where the receipt of cash or property occurs more than 36 months following a distribution or series of distributions of stock, or where a distribution is made more than 36 months following the receipt of cash or property, such distribution or distributions will be presumed not to result in the receipt of cash or property by some security holders and an increase in the proportionate interest of other security holders, unless the receipt of cash or property by some security holders and the distribution or series of distributions are made pursuant to a plan.  During the last 36 months, we have not made any distributions of cash or non-stock property with respect to our Common Shares.  In addition, within the last 36 months, we have not made any payments in cash or non-stock property of interest on previously outstanding convertible notes or of dividends on previously outstanding preferred stock.  Currently, we do not intend to pay any dividends on our Common Shares (other than the issuance of the Rights in connection with this offering).  In addition, many forms of taxable distributions under Section 305(b) of the Code involve preferred stock, such as the distribution of convertible preferred stock in certain circumstances pursuant to Section 305(b).  Currently, we do not have any convertible debt or preferred stock outstanding, nor do we currently intend to issue any convertible debt or preferred stock.

On the basis of the relevant facts discussed in the paragraph above, together with analysis of Section 305(b) of the Code and corresponding Treasury Regulations, we believe that the distribution of the Rights in the Rights Offering should not constitute an increase in the proportionate interest of some security holders in the assets or earnings and profits of the Company and that the Rights Offering should therefore not constitute part of a “disproportionate distribution,” pursuant to Section 305(b) of the Code.  However, due to lack of authority, the actual application of the Code Section 305 rules to the Rights Offering (and any interest therein or obtained thereby) is uncertain.  If our opinion is determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the Rights is a “disproportionate distribution” or otherwise, the fair market value of the Rights would be taxable to you. See, “Risk Factors—The receipt of Rights may be treated as a taxable distribution to you.”

The remaining description assumes that holders of our Common Shares will not be subject to U.S. federal income tax on the receipt of Rights.

Tax Basis and Holding Period of the Rights

Your tax basis of the Rights you receive with respect to your shares of common stock for U.S. federal income tax purposes will depend on the fair market value of the Rights you receive and the fair market value of your Common Shares on the date you receive the Rights.

If the fair market value of the Rights you receive is less than 15% of the fair market value of your existing Common Shares k on the date you receive your Rights, your Rights will have a zero basis, unless you choose to allocate your basis in the Common Shares  you own prior to the expiration date of the Rights Offering between your existing Common Shares  and the Rights in proportion to the relative fair market values of those existing Common Shares  and the Rights, as determined on the date of receipt of the Rights.

However, if the fair market value of the Rights a U.S. holder receives is 15% or more of the fair market value of their existing Common Shares on the date the U.S. holder receives the Rights, then the U.S. holder must allocate its tax basis in its existing Common Shares between those shares and the Rights the U.S. holder receives in proportion to their fair market values determined on the date the U.S. holder receives the Rights.

The fair market value of the Rights on the date of distribution of the Rights is inherently uncertain.  We have not obtained any fair market value appraisal, and we do not plan to commission any appraisal regarding the fair market value of the Rights. In ascertaining fair market value of the Rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the Rights and the trading price of our Common Shares on the date that the Rights are distributed, the length of the period during which the Rights may be exercised and the fact that the Rights are non-transferable.

Expiration of the Rights

If the rights expire without exercise, whether you at that time continue to hold or after you have disposed of any of our Common Shares with respect to which your rights have been granted, you should consult your tax advisor regarding recognition of any possible gain or loss upon the expiration of your rights.

Exercise of the Rights; Tax Basis and Holding Period of the Shares

The exercise of the rights that you receive in this offering should not result in any gain or loss to you.  The tax basis of our Common Shares that you acquire through exercise of the rights should be equal to the sum of:

● the subscription price per share; and
● the basis, if any, in the rights that you exercised, determined as described in “—Tax Basis of the Rights” above.

The holding period for the Common Shares that you acquire upon exercise of a right should begin with the date of exercise of the rights.

If you exercise the rights received in this offering after disposing of the Common Shares with respect to which the rights are received, you should consult your tax advisor regarding the potential application of the “wash sale” rules under Section 1091 of the Code.

Sale or Other Disposition of the Rights Shares

If you sell, transfer or dispose of the shares that you acquire in respect of the exercise of your rights, the recognition of the gain or loss upon the sale, transfer or disposition of such shares should be a capital gain or loss, assuming the shares are held as capital assets at the time of sale.  If you hold your shares for more than one year, the treatment of the gain or loss should be long-term.

Information Reporting and Backup Withholding

You may be subject to information reporting to the IRS and/or U.S. federal backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our Common Shares that you acquire through the exercise of Rights.  Backup withholding should not apply if you furnish a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establish that you are exempt from backup withholding. Backup withholding is not an additional tax.  Backup withholding may apply if you (i) fail to furnish your social security or other taxpayer identification number (“TIN”), (ii) furnish an incorrect TIN, (iii) fail to report interest or dividends properly, or (iv) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability.  You may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing the applicable information.

SEC POLICY ON INDEMNIFICATION OF DIRECTORS AND OFFICER

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the Common Shares offered by this prospectus will be passed upon for us by Gowling WLG (Canada) LLP, a law firm with offices in Canada.

EXPERTS

Our financial statements incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2018, were audited by Dale Matheson Carr-Hilton Labonte LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are an SEC reporting company and file annual and quarterly reports and other information with the SEC. We have filed with the SEC a registration statement on Form F-1 under the Securities Act, with respect to the Common Shares and Rights being offered under this prospectus.  You may read our reports and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room.  The SEC maintains an Internet site that contains reports and information statements, and other information regarding issuers that file electronically with the SEC. The SEC’s Internet site can be found at http://www.sec.gov.  The information contained in our website is not a part of this prospectus.

The public may view this registration statement and subsequent filings on the Securities and Exchange Commission's website, www.sec.gov.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Directors and Officers

Subject to section 124 of the Canada Business Corporations Act, we shall indemnify a director of officer of the Corporation, a former director or office of the Corporation or another individual who acts or acted at the Corporation’s request as a director of officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle and action or satisfy a judgement, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity, if that individual

a)
acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request; and

b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The Corporation shall also indemnify such persons in such other circumstances as the Act permits or requires.  Nothing herein contained shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions contained in our bylaws and articles.

Recent Sales of Unregistered Securities

There has been no sales of unregistered securities by us during the last 3 years.

Exhibits and Financial Statement Schedules

(A)  EXHIBITS

The following Exhibits are either attached hereto incorporated herein by reference or will be filed by amendment:

DESCRIPTION OF EXHIBIT AND FILING REFERENCE NUMBER

Exhibit Number	Description
3.1*	Certificate of Continuance of the Registrant
3.2*	Bylaws of the Registrant
5.1*	Opinion of Gowling WLG (Canada) LLP regarding validity of the common shares being registered, along with such firm’s consent to use its legal opinion.
23.1*	Consent of Dale Matheson Carr-Hilton Labonte LLP, Chartered Professional Accountants
__________
* Filed herewith

(B) FINANCIAL STATEMENT SCHEDULES

Financial Statement Schedules omitted because the information is included in the Financial Statements and Notes thereto.

Undertakings

A.   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)  and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee” table in the effective Registration Statement; and

   (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each  post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

INDEX TO THE FINANCIAL STATEMENTS

Unaudited Condensed Statement of Financial Position for September 30, 2019 and December 31, 2018	F-3
Unaudited Condensed Statements of Comprehensive Loss for the Three Months Ended September 30, 2019 and 2018 and Nine Months Ended September 30, 2019 and 2018	F-4
Unaudited Condensed Interim Statement of Changes in Equity for Nine Months Ended September 30, 2019 and 2018	F-5
Unaudited Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2019 and 2018	F-6
Notes to the Condensed Financial Statements	F-7
Report of Independent Registered Public Accounting Firm	F-14
Statement of Financial Position	F-15
Statements of Comprehensive Income (Loss) for years ended December 31, 2018 and 2017	F-16
Statements of Changes in Equity for the years ended December 31, 2018 and 2017	F-17
Statements of Cash Flows for years ended December 31, 2018 and 2017	F-18
Notes to the Financial Statements	F-19

FEC RESOURCES INC.
Condensed Interim Financial Statements

For the three and nine months ended September 30, 2019
(Expressed in United States dollars)
Unaudited

FEC RESOURCES INC.
CONDENSED STATEMENT OF FINANCIAL POSITION
Expressed in United States Dollars
UNAUDITED

As at:	September 30	December 31
	2019	2018

ASSETS

Current assets
Cash	$61,246	$228,991
Receivables	1,581	2,045
Prepaid expenses	11,184	6,555
	74,011	237,591
Non-current assets
Equipment	226	292
Investment in Forum Energy Limited (Note 8)	1,665,000	1,665,000
	$1,739,237	$1,902,883

LIABILITIES

Current liabilities
Trade and accrued payables (Note 5)	$49,191	$55,822
	49,191	55,822
Shareholders’ Equity
Share capital (Note 4)	16,732,397	16,732,397
Contributed surplus (Note 4)	3,058,063	3,058,063
Deficit	(18,100,414)	(17,943,399)
	1,690,046	1,847,061
	$1,739,237	$1,902,883

The accompanying notes to the condensed interim financial statements are an integral part of these statements.

SIGNED ON BEHALF OF THE BOARD OF DIRECTORS BY:

“Paul Wallace”	“Lyle Brown”
Director	Director

FEC RESOURCES INC.
CONDENSED STATEMENTS OF COMPREHENSIVE LOSS
Expressed in United States Dollars
UNAUDITED

	Three Month Period Ended		Nine Month Period Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
General and administration expenses
General and administration (Note 6)	$47,163	$48,326	$158,894	$146,172
Operating loss	(47,163)	(48,326)	(158,894)	(146,172)
Interest income	179	1,169	1,879	3,575
Net loss and total comprehensive loss for the period	$(46,984)	$(47,157)	$(157,015)	$(142,597)

Loss per common share
- Basic and diluted (Note 7)	$-	$-	$-	$-

The accompanying notes to the condensed interim financial statements are an integral part of these statements.

FEC RESOURCES INC.
CONDENSED INTERIM STATEMENT OF CHANGES IN EQUITY
Expressed In United States Dollars
UNAUDITED

For the nine months ended September 30, 2019

	Share capital	Contributed surplus	Deficit	Total

Balance January 1, 2019	$16,732,397	$3,058,063	$(17,943,399)	$1,847,061
Total comprehensive loss for the period	-	-	(157,015)	(157,015)
Balance Sept. 30, 2019	$16,732,397	$3,058,063	$(18,100,414)	$1,690,046

For the nine months ended September 30, 2018

	Share capital	Contributed surplus	Deficit	Total

Balance January 1, 2018	$16,732,397	$3,058,063	$(17,725,734)	$2,064,726
Total comprehensive loss for the period	-	-	(142,597)	(142,597)
Balance Sept. 30, 2018	$16,732,397	$3,058,063	$(17,868,331)	$1,922,129

The accompanying notes to the condensed interim financial statements are an integral part of these statements.

FEC RESOURCES INC.
CONDENSED STATEMENTS OF CASH FLOWS
Expressed in United States Dollars
UNAUDITED

	Nine Month Period Ended
	September 30 2019	September 30 2018
Cash provided by (used in)
OPERATING ACTIVITIES

Net loss for the period	$(157,015)	$(142,597)

Non-cash items included in loss
Amortization	66	94
	(156,949)	(142,503)
Changes in working capital related to operating activities
Receivables	464	(447)
Prepaid expenses	(4,629)	(3,392)
Trade and accrued payables	(6,631)	(11,850)
Net cash used by operating activities	(167,745)	(158,192)
Net decrease in cash	(167,745)	(158,192)
Cash – beginning of the period	228,991	425,148
Cash – end of the period	$61,246	$266,956

The accompanying notes to the condensed interim financial statements are an integral part of these statements.

FEC RESOURCES INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
September 30, 2019
(Stated in United States Dollars)
UNAUDITED

Note 1    Corporate Information

FEC Resources Inc. (“FEC” or the “Company”) is incorporated under Canada Business Corporations Act (CBCA) and is a holding Company with an interest in Forum Energy Limited (“FEP”).  The Company is listed in the United States on the OTC Pink (“OTC Pink”), having the symbol FECOF.

At September 30, 2019, the Company has a 6.8% interest in FEP.

The principal address of the Company is Suite 2300, Bentall 5, 550 Burrard Street, Vancouver, BC, V6C 2B5.  The Company’s ultimate parent company is PXP Energy Corporation (formerly Philex Petroleum Corporation) (“PXP”) with a registered office at 27 Brixton Street, Barangay Kapitolyo, Pasig City, Metro Manila, Philippines 1603.

Note 2    Basis of Preparation

a)	Statement of Compliance

These condensed interim financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).  The financial statements have been prepared in accordance with IAS 34, Interim Financial Reporting and have been prepared using the same accounting policies and methods as were used for the Company’s Annual Financial Statements for the years ended December 31, 2018.  These condensed interim financial statements should be read in conjunction with the Company’s annual financial statements dated December 31, 2018.

The condensed interim financial statements were authorized for issue by the Board of Directors on November 29, 2019.

b)	Basis of Measurement

The financial statements have been prepared on a historical cost basis and are presented in United States dollars, which is also the Company’s functional currency.

The preparation of financial statements in compliance with IFRS requires management to make certain critical accounting estimates.  It also requires management to exercise judgment in applying the Company’s accounting policies.

FEC RESOURCES INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
September 30, 2019
(Stated in United States Dollars)
UNAUDITED

Note 2    Basis of Preparation (continued)

c)	Nature of Operations and Going Concern

As a holding company with an interest in FEP, the Company’s business is indirectly subject to risks inherent in oil and gas exploration and development operations. In addition, there are risks associated with FEP’s stage of operations and the foreign jurisdiction in which it or FEP may operate or invest. The Company has identified certain risks pertinent to its investment including: exploration and reserve risks, uncertainty of reserve estimates, ability to exploit successful discoveries, drilling and operating risks, title to properties, costs and availability of materials and services, capital markets and the requirement for additional capital, market perception, loss of or changes to production sharing, joint venture or related agreements, economic, political and sovereign risks, possibility of less developed legal systems, corporate and regulatory formalities, environmental regulation, reliance on strategic relationships, market risk, competition, dependence on key personnel, volatility of future oil and gas prices and foreign currency risk.  The Company has an accumulated deficit since inception of $18,100,414.
Management considers that the current economic environment is difficult and the outlook for holding companies invested in oil and gas exploration companies presents significant challenges in terms of raising funds through issuance of shares. To the extent necessary, the Company has relied on its ability to raise funds via dispositions of quantities of its shareholdings in FEP to PXP under terms that are consistent with the best interests of shareholders, in order to finance its operations. The Company has been successful in disposing quantities of its shareholdings in FEP in previous fiscal years. However, there can be no assurance the Company will continue to be able to dispose of quantities of its shares in FEP under suitable terms.  Currently management has no plans to sell any additional FEP shares.

Since the delisting of FEP from the London Stock Exchange, there is no liquidity via a public market for the FEP shares.  As the Company is wholly reliant on the information disclosed by PXP concerning the business of FEP, the Company may not be able to obtain information necessary to facilitate a wider sales process and may be reliant on significant shareholders of PXP for the disposition of its FEP shares.  Management is looking at all options which may include raising funds to operate and participate in future FEP financings and this may be done by way of debt or equity financings.  Given the current share price of the Company, any financings may be dilutive for some or all of the existing shareholders.

Management has concluded that the combination of these circumstances casts substantial doubt on the ability of the Company to continue as a going concern; therefore, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business.

FEC RESOURCES INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
September 30, 2019
(Stated in United States Dollars)
UNAUDITED

Note 3    Standards, Amendments and Interpretations

The Company has prepared its financial statements in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”). IFRS represents standards and interpretations approved by the IASB and are comprised of IFRS, International Accounting Standards (“IAS’s”), and interpretations issued by the IFRS Interpretations Committee (“IFRIC’s”) and the former Standing Interpretations Committee (“SIC’s”). The interim condensed financial statements have been prepared in accordance with IFRS standards and interpretations effective as of September 30, 2019.

New and amended IFRS standards that are effective for the current year

IFRS 16 Leases

IFRS 16, Leases (“IFRS 16”) will replace IAS 17, "Leases". IFRS 16 specifies how to recognize, measure, present and disclose leases.  The standard provides a single lessee accounting model, requiring the recognition of assets and liabilities for all leases, unless the lease term is 12 months or less or the underlying asset has a low value.  The standard is effective for annual periods beginning on or after January 1, 2019.  The Company does not have any lease agreements and the adoption of this standard did not impact its financial statements.

IFRIC 23 Uncertainty Over Income Tax Treatments

IFRIC 23 Uncertainty over income tax treatments issued by the IASB in June 2017, provides guidance as to when it is appropriate to recognize a current tax asset when the taxation authority requires an entity to make an immediate payment related to an amount in dispute. This interpretation applies for annual reporting periods beginning on or after January 1, 2019.  The adoption of IFRIC 23 did not have any impact on the Company’s financial statements

FEC RESOURCES INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
September 30, 2019
(Stated in United States Dollars)
UNAUDITED

Note 4    Share Capital

a)	Authorized:

The Company is authorized to issue an unlimited number of common shares without par value; and

The Company is authorized to issue an unlimited number of Class A and Class B preferred convertible redeemable voting shares without par value.

Issued:

Common Shares	Number	Amount

Balance September 30, 2019 and December 31, 2018	409,143,765	$16,732,397

            No preferred shares have been issued since the Company’s inception.

b)	Nature and Purpose of Equity and Reserves

The reserves recorded in equity on the Company’s balance sheet include Contributed Surplus and Deficit.

Contributed Surplus is used to recognize the value of stock option grants prior to exercise.

Deficit is used to record the Company’s change in deficit from earnings and losses from period to period.

Note 5    Related Party Transactions and Balances

During the nine month period ended September 30, 2019 general and administrative expenses included key management personnel compensation totaling $36,000 (2018: $36,000). As at September 30, 2019, $9,200 (2018: $nil) is payable to the key management personnel.

FEC RESOURCES INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
September 30, 2019
(Stated in United States Dollars)
UNAUDITED

Note 6    General and administration expenses

	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
Professional fees	$39,898	$20,623
Bank charges	2,900	2,620
Listing and filing fees	15,234	14,670
Office and miscellaneous	16,276	18,277
Consulting (Note 5)	81,365	81,000
Amortization	66	94
Foreign exchange	3,155	863
Travel	-	8,025
	$158,894	$146,172

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018
Professional fees	$7,158	$3,684
Bank charges	947	947
Listing and filing fees	5,968	2,370
Office and miscellaneous	5,204	5,612
Consulting	27,365	27,000
Amortization	22	31
Foreign exchange	499	657
Travel	-	8,025
	$47,163	$48,326

Note 7    Loss Per Share

	September 30, 2019	September 30, 2018
Weighted average number of common shares (basic and diluted)	409,143,765	409,143,765

FEC RESOURCES INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
September 30, 2019
(Stated in United States Dollars)
UNAUDITED

Note 8    Investment in Forum Energy Limited (“FEP”)

       i) Investment in FEP

The investment in FEP is summarized as follows:

	Number of shares held	Amount

Balance Sept. 30, 2019 and December 31, 2018	5,550,200	$1,665,000

As at Sept. 30, 2019 the Company’s interest in FEP was 6.80% (December 31, 2018 – 6.80%).

FEP’s assets consist of interests in various petroleum service contracts (SC) in the Philippines, the most significant of which in terms of Prospective Resources is SC 72. On March 2, 2015, the Philippine Department of Energy (“DOE”) granted a force majeure on SC 72 because the contract area falls within the territorial disputed area of the West Philippine Sea. Under the terms of the force majeure, all exploration work at SC 72 was immediately suspended until the DOE notifies FEP that it re-commence exploration.
Determination of fair value

The investment in FEP represents an investment in a private company for which there is no active market and for which there are no publicly available quoted market prices.

The Company has classified its investment in FEP as Level 3 in the fair value hierarchy.

For purposes of determining fair value of the investment in FEP, the Company considered valuation techniques described in IFRS 13 – Fair Value Measurement. In respect of the investment in FEP, management considered the fair value of $1,665,000 previously recorded under IAS 32 – Financial Instruments to be indicative of the fair value of the investment in FEP upon the adoption of IFRS 9 as there have been no changes in the circumstances that would change management’s assessment of fair value.

There were no transfers between level 3 and the other levels in the hierarchy during the period ended September 30, 2019.

Note 9    Segmental Reporting

The Company has one reportable operating segment which is primarily the business of exploration and development of oil and gas and other mineral related opportunities, through companies in which the Company invests.

FEC RESOURCES INC.
Financial Statements

For the year ended December 31, 2018
(Expressed in United States dollars)

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of FEC Resources Inc.

Opinion on the Financial Statements
We have audited the accompanying statements of financial position of FEC Resources Inc. (the "Company") as of December 31, 2018 and 2017, the related statements of comprehensive income (loss), changes in equity and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has disclosed certain conditions that raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion in accordance with the standards of the PCAOB.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DMCL LLP

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS

We have served as the Company’s auditor since 2017.
Vancouver, Canada
March 29, 2019

FEC RESOURCES INC.
Statements of Financial Position
Expressed in United States Dollars

	December 31 2018	December 31 2017
ASSETS

Current assets
Cash (Note 6)	$228,991	$425,148
Receivables	2,045	960
Prepaid expenses	6,555	7,145
	237,591	433,253

Non-current assets
Equipment (Note 7)	292	418
Investment in Forum Energy Limited (Note 8)	1,665,000	1,665,000
	$1,902,883	$2,098,671

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Trade and accrued payables	$55,822	$33,945
	55,822	33,945

Shareholders’ Equity
Share capital (Note 9)	16,732,397	16,732,397
Contributed surplus (Note 9)	3,058,063	3,058,063
Deficit	(17,943,399)	(17,725,734)
	1,847,061	2,064,726
	$1,902,883	$2,098,671

SIGNED ON BEHALF OF THE BOARD OF DIRECTORS BY:

"Paul Wallace"	"Lyle Brown"
Director	Director

The accompanying notes form an integral part of these financial statements

FEC RESOURCES INC.
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
Expressed in United States Dollars
	December 31 2018	December 31 2017

General and administrative expenses
General and administration (Notes 10 and 11)	$232,326	$166,263
Operating loss	(222,326)	(166,263)

Gain on reclassification of the investment in Forum Energy Limited (Note 8)	-	1,965,000
Interest income	4,661	4,299
Net and Comprehensive income (loss)	$(217,665)	$1,803,036

Earnings (loss) per common share
- Basic and diluted	$(0.00)	$0.00

Weighted average number of shares outstanding, basic and diluted	409,143,765	409,143,765

The accompanying notes form an integral part of these financial statements

FEC RESOURCES INC.
STATEMENTS OF CHANGES IN EQUITY
Expressed in United States Dollars
For the years ended December 31, 2018 and 2017

	Share capital	Contributed surplus	Deficit	Total

Balance January 1, 2018	$16,732,397	$3,058,063	$(17,725,734)	$2,064,726
Total comprehensive loss for the year	-	-	(217,665)	(217,665)
Balance December 31, 2018	$16,732,397	$3,058,063	$(17,943,399)	$1,847,061

	Share capital	Contributed surplus	Deficit	Total
Balance January 1, 2017	$16,732,397	$3,058,063	$(19,528,770)	$261,690
Total comprehensive income for the year	-	-	1,803,036	1,803,036
Balance December 31, 2017	$16,732,397	$3,058,063	$(17,725,734)	$2,064,726

The accompanying notes form an integral part of these financial statements

FEC RESOURCES INC.
STATEMENTS OF CASH FLOWS
Expressed in United States Dollars

	Year ended December 31 2018	Year Ended December 31 2017

Cash used in
OPERATING ACTIVITIES
Net income (loss) for the year	$(217,665)	$1,803,036

Non-cash items included in net income (loss)
Amortization	126	178
Gain on reclassification of the investment in Forum Energy Limited	-	(1,965,000)
Changes in working capital related to operating activities
Receivables	(1,085)	(81)
Prepaid expenses	590	(455)
Trade and accrued payables	21,877	(24,691)
Net cash used in operating activities	(196,157)	(187,013)

INVESTING ACTIVITY
Proceeds from sale of Forum Energy Limited shares	-	300,000
Net cash provided by financing activity	-	300,000

Net increase (decrease) in cash	(196,157)	112,987
Cash – beginning of the year	425,148	312,161
Cash – end of the year	$228,991	$425,148

The accompanying notes form an integral part of these financial statements

FEC RESOURCES INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018
(Expressed in United States Dollars)

Note 1   Corporate Information

FEC Resources Inc. (“FEC” or the “Company”) was incorporated under the laws of Alberta, Canada and is a holding Company with an interest in Forum Energy Limited (“FEP”).  The Company is listed in the United States on the OTC Pink (“OTC Pink”), having the symbol FECOF.

At December 31, 2018, the Company has a 6.8% interest in FEP. (Note 8).

The principal address of the Company is 5th Floor, 40 Mount Street, North Sydney, Australia, NSW 2060. The Company’s ultimate parent company is PXP Energy Corporation (formerly Philex Petroleum Corporation) (“PXP”) with a registered office at 27 Brixton Street, Barangay Kapitolyo, Pasig City, Metro Manila, Philippines 1603.

Note 2   Basis of Preparation and Going Concern

a)	Statement of Compliance

These financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The financial statements were authorized for issue by the Board of Directors on March 28, 2019.

b)	Basis of Measurement

The financial statements have been prepared on a historical cost basis and are presented in United States dollars, which is also the Company’s functional currency.

The preparation of financial statements in compliance with IFRS requires management to make certain critical accounting estimates.  It also requires management to exercise judgment in applying the Company’s accounting policies.  The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in Note 5.

FEC RESOURCES INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018
(Expressed in United States Dollars)

Note 2   Basis of Preparation (continued)

c)	Nature of Operations and Going Concern

As a holding company with an interest in FEP, the Company’s business is indirectly subject to risks inherent in oil and gas exploration and development operations. In addition, there are risks associated with FEP’s stage of operations and the foreign jurisdiction in which it or FEP may operate or invest. The Company has identified certain risks pertinent to its investment including: exploration and reserve risks, uncertainty of reserve estimates, ability to exploit successful discoveries, drilling and operating risks, title to properties, costs and availability of materials and services, capital markets and the requirement for additional capital, market perception, loss of or changes to production sharing, joint venture or related agreements, economic, political and sovereign risks, possibility of less developed legal systems, corporate and regulatory formalities, environmental regulation, reliance on strategic relationships, market risk, competition, dependence on key personnel, volatility of future oil and gas prices and foreign currency risk.  The Company has an accumulated deficit since inception of $17,943,399.
Management considers that the current economic environment is difficult and the outlook for holding companies invested in oil and gas exploration companies presents significant challenges in terms of raising funds through issuance of shares. To the extent necessary, the Company has relied on its ability to raise funds via dispositions of quantities of its shareholdings in FEP to PXP under terms that are consistent with the best interests of shareholders, in order to finance its operations. The Company has been successful in disposing quantities of its shareholdings in FEP in previous fiscal years. However, there can be no assurance the Company will continue to be able to dispose of quantities of its shares in FEP under suitable terms.  Currently management has no plans to sell any additional FEP shares.

Since the delisting of FEP from the London Stock Exchange, there is no liquidity via a public market for the FEP shares.  As the Company is wholly reliant on the information disclosed by PXP concerning the business of FEP and also reliant on information permitted for release through a common director, the Company may not be able to obtain information necessary to facilitate a wider sales process and may be reliant on significant shareholders of PXP for the disposition of its FEP shares.  Management is looking at all options which may include raising funds to operate and participate in future FEP financings and this may be done by way of debt or equity financings.  Given the current share price of the Company, any financings may be extremely dilutive.

Management has concluded that the combination of these circumstances casts substantial doubt on the ability of the Company to continue as a going concern; therefore, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business.

FEC RESOURCES INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018
(Expressed in United States Dollars)

Note 3   Summary of Significant Accounting Policies

The accounting policies set out below have been applied consistently to all years presented in these financial statements.

a) Equipment

Recognition and Measurement

On initial recognition, property, plant, and equipment are recorded at cost, being the purchase price and directly attributable cost of acquisition or construction required to bring the asset to the location and condition necessary to be capable of operating in the manner intended by the Company. This includes the appropriate borrowing costs and the estimated present value of any future unavoidable costs of dismantling and removing items.  The corresponding liability is recognized within provisions.

Property, plant and equipment is subsequently measured at cost less accumulated depreciation less any impairment losses.

Depreciation

Equipment is carried at cost less accumulated depreciation. The Company depreciates its computer equipment at the rate of 30% per annum utilizing the declining balance method.

Depreciation methods, useful lives and residual values are reviewed at each financial year end and adjusted if appropriate.

Impairment

The carrying amounts of the Company’s non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

b)	Foreign Currency Translation

The functional and presentation currency of the Company is the US dollar. Accordingly, foreign currency transactions and balances are translated as follows: (i) monetary assets and liabilities denominated in currencies other than the US dollar (“foreign currencies”) are translated into US dollars at the exchange rates prevailing at the balance sheet date; (ii) non-monetary assets denominated in foreign currencies and measured at other than fair value are translated using the rates of exchange at the transaction dates; (iii) non-monetary assets denominated in foreign currencies that are measured at fair value are translated using the rates of exchange at the dates those fair values are determined; and (iv) income statement items denominated in foreign currencies are principally translated using daily exchange rates, except for depreciation and depletion which is translated at historical exchange rates. Foreign exchange gains and losses are recognized in net (loss) earnings and presented in the statements of Comprehensive Income (Loss) in accordance with the nature of the transactions to which the foreign currency gains and losses relate. Unrealized foreign exchange gains and losses on cash and cash equivalent balances denominated in foreign currencies are disclosed separately in the statements of cash flows.

FEC RESOURCES INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018
(Expressed in United States Dollars)

Note 3   Summary of Significant Accounting Policies (continued)

c)	Income Taxes

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in net income except to the extent that it relates to a business combination or items recognized directly in equity or in other comprehensive loss/income.

Current income taxes are recognized for the estimated income taxes payable or receivable on taxable income or loss for the current year and any adjustment to income taxes payable in respect of previous years. Current income taxes are determined using tax rates and tax laws that have been enacted or substantively enacted by the year-end date.

Deferred tax assets and liabilities are recognized where the carrying amount of an asset or liability differs from its tax basis, except for taxable temporary differences arising on the initial recognition of goodwill and temporary differences arising on the initial recognition of an asset or liability in a transaction which is not a business combination and at the time of the transaction affects neither accounting nor taxable profit or loss.

Recognition of deferred tax assets for unused tax losses, tax credits and deductible temporary differences is restricted to those instances where it is probable that future taxable profit will be available against which the deferred tax asset can be utilized. At the end of each reporting year the Company reassesses unrecognized deferred tax assets. The Company recognizes a previously unrecognized deferred tax asset to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

d)	Earnings / Loss Per Share

Basic earnings/loss per share is computed by dividing the net income or loss applicable to common shares of the Company by the weighted average number of common shares outstanding for the relevant year.

Diluted earnings/loss per common share is computed by dividing the net income or loss applicable to common shares by the sum of the weighted average number of common shares issued and outstanding and all additional common shares that would have been outstanding, if potentially dilutive instruments were converted.

There were no dilutive instruments (consisting of shares issuable on the exercise of options and warrants) outstanding during the years ended December 31, 2018 and December 31, 2017.  Accordingly, there is no difference in the amounts presented for basic and diluted loss per share.

e)	Financial Instruments
The Company measures financial instruments at fair value at each reporting date. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

FEC RESOURCES INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018
(Expressed in United States Dollars)

Note 3   Summary of Significant Accounting Policies (continued)
e)	Financial Instruments (continued)
The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.
All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:
●	Level 1 - Quoted (unadjusted) market prices in active markets for identical assets or liabilities
●	Level 2 - Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable
●	Level 3 - Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognized in the financial statements on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of the reporting date.

Financial Assets

Measurement – initial recognition
Financial assets and financial liabilities are recognized in the Company’s statement of financial position when the Company becomes a party to the contractual provisions of the instrument.  On initial recognition, all financial assets and financial liabilities are recorded at fair value, net of attributable transaction costs, except for financial assets and liabilities classified as at fair value through profit or loss (“FVTPL”). The directly attributable transaction costs of financial assets and liabilities classified as at FVTPL are expensed in the period in which they are incurred.
Subsequent measurement of financial assets and liabilities depends on the classifications of such assets and liabilities.

Classification of financial assets
Amortized cost:
Financial assets that meet the following conditions are measured subsequently at amortized cost:
(i)	The financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows, and

(ii)	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

FEC RESOURCES INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018
(Expressed in United States Dollars)

Note 3   Summary of Significant Accounting Policies (continued)

e)	Financial Instruments (continued)

The amortized cost of a financial asset is the amount at which the financial asset is measured at initial recognition minus the principal repayments, plus the cumulative amortization using effective interest method of any difference between that initial amount and the maturity amount, adjusted for any loss allowance. Interest income is recognized using the effective interest method. Interest income is recognized in Other (Expense) Income, net in the statements of comprehensive income (loss).
The Company's financial assets at amortized cost consists of cash.
Fair value through other comprehensive income ("FVTOCI"):
Financial assets that meet the following conditions are measured at FVTOCI:
(i)	The financial asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets, and
(ii)	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

The Company's financial assets at FVTOCI include its investment in FEP (Note 8).
Equity instruments designated as FVTOCI:
On initial recognition, the Company may make an irrevocable election (on an instrument-by-instrument basis) to designate investments in equity instruments that would otherwise be measured at fair value through profit or loss to present subsequent changes in fair value in other comprehensive income. Designation at FVTOCI is not permitted if the equity investment is held for trading or if it is contingent consideration recognized by an acquirer in a business combination. Investments in equity instruments at FVTOCI are initially measured at fair value plus transaction costs. Subsequently, they are measured at fair value with gains and losses arising from changes in fair value recognized in other OCI. The cumulative gain or loss is not reclassified to profit or loss on disposal of the equity instrument, instead, it is transferred to retained earnings.
The Company has designated all investments in equity instruments that are not held for trading as FVTOCI.
Financial assets measured subsequently at fair value through profit or loss (“FVTPL”):
By default, all other financial assets are measured subsequently at FVTPL.
The Company, at initial recognition, may also irrevocably designate a financial asset as measured at FVTPL if doing so eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets or liabilities or recognizing the gains and losses on them on different bases.
Financial assets measured at FVTPL are measured at fair value at the end of each reporting period, with any fair value gains or losses recognized in profit or loss to the extent they are not part of a designated hedging relationship.  The Company's financial assets at FVTPL include its account receivable arising from goods and services tax credits.

FEC RESOURCES INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018
(Expressed in United States Dollars)

Note 3   Summary of Significant Accounting Policies (continued)

e)	Financial Instruments (continued)

Financial liabilities and equity
Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument. An equity instrument is any contract that evidences a residual interest in the assets of the Company after deducting all its liabilities. Equity instruments issued by the Company are recognized at the proceeds received, net of direct issue costs. Repurchase of the Company’s own equity instruments is recognized and deducted directly in equity. No gain or loss is recognized in profit or loss on the purchase, sale, issue or cancellation of the Company’s own equity instruments.
Classification of financial liabilities
Financial liabilities that are not contingent consideration of an acquirer in a business combination, held for trading or designated as at FVTPL, are measured at amortized cost using effective interest method.
Impairment of Financial Assets

At each reporting date the Company assesses whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or group of financial assets is deemed to be impaired, if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset and that event has an impact on the estimated future cash flows of the financial asset or the group of financial assets.

Financial Liabilities

Financial liabilities are classified as other financial liabilities, based on the purpose for which the liability was incurred, and comprise of trade payables and accrued liabilities. These liabilities are initially recognized at fair value net of any transaction costs directly attributable to the issuance of the instrument and subsequently carried at amortized cost using the effective interest rate method.  This ensures that any interest expense over the period to repayment is at a constant rate on the balance of the liability carried in the statement of financial position. Interest expense in this context includes initial transaction costs and premiums payable on redemption, as well as any interest or coupon payable while the liability is outstanding. Trade and other payables represent liabilities for goods and services provided to the Company prior to the end of the period which are unpaid.

FEC RESOURCES INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018
(Expressed in United States Dollars)

Note 3   Summary of Significant Accounting Policies (continued)

f)	Share capital

Equity instruments are contracts that give a residual interest in the net assets of the Company. Financial instruments issued by the Company are classified as equity only to the extent that they do not meet the definition of a financial liability or financial asset. The Company’s common shares are classified as equity instruments. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

g)	Finance income and expenses

Finance expense comprises interest expense on borrowings, accretion of the discount on provisions and impairment losses recognized on financial assets.

Interest income is recognized as it accrues in profit or loss, using the effective interest method.

Foreign currency gains and losses, reported under finance income and expenses, are reported on a net basis.

Note 4   Standards, Amendments and Interpretations

The Company has prepared its financial statements in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”). IFRS represents standards and interpretations approved by the IASB and are comprised of IFRS, International Accounting Standards (“IAS’s”), and interpretations issued by the IFRS Interpretations Committee (“IFRIC’s”) and the former Standing Interpretations Committee (“SIC’s”). The financial statements have been prepared in accordance with IFRS standards and interpretations effective as of December 31, 2018.

New and amended IFRS standards that are effective for the current year

Financial Instruments

On January 1, 2018, the Company adopted IFRS 9 - Financial Instruments ("IFRS 9") which replaced IAS 39 - Financial Instruments: Recognition and Measurement ("IAS 39"). IFRS 9 provides a revised model for recognition and measurement of financial instruments and a single, forward-looking 'expected loss' impairment model. The standard is effective for annual periods beginning on or after January 1, 2018. The Company adopted the standard using the retrospective approach outlined in the standard. IFRS 9 did not impact the Company's classification and measurement of financial assets and liabilities except for equity securities as described below. The standard also had negligible impact on the carrying amounts of the Company's financial instruments at the transition date.

FEC RESOURCES INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018
(Expressed in United States Dollars)

Note 4   Standards, Amendments and Interpretations (continued)

Financial Instruments (continued)

The following summarizes the significant changes in IFRS 9 compared to IAS 39:

(i)
IFRS 9 uses a single approach to determine whether a financial asset is classified and measured at amortized cost or fair value. The classification and measurement of financial assets is based on the Company's business models for managing its financial assets and whether the contractual cash flows represent solely payments for principal and interest. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward in IFRS 9.  The change did not impact the carrying amounts of any of the Company's financial assets on the transition date.  The Company designated its equity securities such as its investment in FEP as financial assets at fair value through other comprehensive income ("FVTOCI"), where they will be recorded initially at fair value.  Subsequent changes in fair value will be recognized in other comprehensive income only and will not be transferred into earnings (loss) upon disposition.  As a result of adopting IFRS 9, the net change in fair value of the equity securities, including realized and unrealized gains and losses, if any, is now presented as an item that will not be reclassified subsequently to net income (loss) in the statements of comprehensive income (loss)  Realized gains and losses on securities derecognized prior to January 1, 2018 have not been restated in prior year comparatives.

(ii)
The adoption of the new "expected credit loss" impairment model under IFRS 9, as opposed to an incurred credit loss model under IAS 39, had no impact on the carrying amounts of the Company's financial assets on the transition date given the Company transacts exclusively with large international financial institutions and other organizations with strong credit ratings and the negligible historical level of customer default.

The following new standards, amendments and interpretations, which have not been early adopted in these financial statements may have an effect on the Company’s future results and financial position:

IFRS 16 Leases
IFRS 16, Leases (“IFRS 16”) will replace IAS 17, "Leases". IFRS 16 specifies how to recognize, measure, present and disclose leases.  The standard provides a single lessee accounting model, requiring the recognition of assets and liabilities for all leases, unless the lease term is 12 months or less or the underlying asset has a low value.  The standard is effective for annual periods beginning on or after January 1, 2019 with early adoption being permitted if IFRS 15, has also been applied.  The Company does not have any lease agreements and the adoption of this standard will not impact its financial statements.

IFRIC 23 Uncertainty Over Income Tax Treatments
IFRIC 23 Uncertainty over income tax treatments issued by the IASB in June 2017, provides guidance as to when it is appropriate to recognize a current tax asset when the taxation authority requires an entity to make an immediate payment related to an amount in dispute. This interpretation applies for annual reporting periods beginning on or after January 1, 2019.

FEC RESOURCES INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018
(Expressed in United States Dollars)

Note 5   Critical Accounting Estimates and Judgments

The Company makes estimates and assumptions about the future that affect the reported amounts of assets and liabilities. Estimates and judgments are continually evaluated based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. In the future, actual experience may differ from these estimates and assumptions.

The effect of a change in an accounting estimate is recognized prospectively by including it in comprehensive income/loss in the period of the change, if the change affects that period only, or in the period of the change and future periods, if the change affects both.

The determination of the fair value of the Company’s investment in FEP is a significant accounting estimate (Note 8).

Information about critical judgments in applying accounting policies that have the most significant risk of causing material adjustment to the carrying amounts of assets and liabilities recognized in the financial statements within the next financial year are discussed below:

i)	Investments in Associates

The Company periodically or when circumstances change, reviews its investments in its associates to ascertain whether it has maintained significant influence over these investments and also, reviews whether there exists any evidence that the investments in associates are required to be impaired.
ii)	Deferred tax assets and liabilities
Significant judgment is required in determining the provision for income taxes. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. We recognize liabilities and contingencies for anticipated tax audit issues based on our current understanding of the tax law. For matters where it is probable that an adjustment will be made, we record our best estimate of the tax liability including the related interest and penalties in the current tax provision. We believe we have adequately provided for the probable outcome of these matters; however, the final outcome may result in a materially different outcome than the amount included in the tax liabilities.

Note 6   Cash

Cash held at banks earns interest at floating rates based on daily bank deposit rates.

FEC RESOURCES INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018
(Expressed in United States Dollars)

Note 7   Equipment

Computer Equipment	December 31 2018	December 31 2017
Cost
Opening Cost	$15,543	$15,543
Additions	-	-
Ending Cost	15,543	15,543

Accumulated Depreciation
Opening Accumulated Depreciation	$(15,125)	$(14,947)
Charge for the year	(126)	(178)
Ending Accumulated Depreciation	(15,251)	(15,125)

Carrying Value	$292	$418

Note 8   Investment in Forum Energy Limited ("FEP")

i)	Investment in FEP

The investment in FEP is summarized as follows:
	Number of shares held	Amount

Balance, December 31, 2016	6,550,200	$-
Gain on dilution of investment	-	1,965,000
Disposition	(1,000,000)	(300,000)

Balance December 31, 2017 and 2018	5,550,200	$1,665,000

As at December 31, 2018, the Company’s interest in FEP was 6.80% (2017 – 6.80%).

On March 23, 2017, PXP announced that it had increased its shareholdings in Forum Energy Limited (“FEP”) from 48.8% to 69.5% through a debt conversion for 39,350,920 shares at $0.30 per share.  At the same date a third party purchased 6,666,667 newly issued FEP shares at a price of $0.30 per share for a total cash payment of US$2,000,000. These two transactions resulted in the dilution of the Company’s interest in FEP from 18.42% to 8.03%.

As a result of this dilution the Company ceased to exercise significant influence over FEP and accordingly accounted for the investment on a cost basis as opposed to an equity basis. As a consequence of this change in accounting, the Company recognized an unrealized gain of $1,965,000 in the statement of operations and comprehensive income (loss).

On December 6, 2017 the Company sold 1,000,000 FEP shares to its parent company, PXP, for $0.30 per share.  As a result of the sale of the shares, the Company’s interest in FEP was reduced to 6.80%. This financial asset is classified as FVOCI with the carrying value measured as the fair value of the shares on a recurring basis.

FEC RESOURCES INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018
(Expressed in United States Dollars)

Note 8   Investment in Forum Energy Limited (”FEP”) (continued)

FEP’s assets consist of interests in various petroleum service contracts (SC) in the Philippines, the most significant of which in terms of Prospective Resources is SC 72. On March 2, 2015, the Philippine Department of Energy (“DOE”) granted a force majeure on SC 72 because the contract area falls within the territorial disputed area of the West Philippine Sea. Under the terms of the force majeure, all exploration work at SC 72 was immediately suspended until the DOE notifies FEP that it re-commence exploration.
Determination of fair value

The investment in FEP represents an investment in a private company for which there is no active market and for which there are no publicly available quoted market prices. The Company has classified its investment in FEP as Level 3 in the fair value hierarchy.

For purposes of determining fair value of the investment in FEP, the Company considered valuation techniques described in IFRS 13 – Fair Value Measurement. In respect of the investment in FEP, management considered the fair value of $1,665,000 previously recorded under IAS 32 – Financial Instruments to be indicative of the fair value of the investment in FEP upon the adoption of IFRS 9 as there have been no changes in the circumstances that would change management’s assessment of fair value.

There were no transfers between level 3 and the other levels in the hierarchy during 2018 or 2017.

Note 9   Share Capital

a)	Authorized:

The Company is authorized to issue an unlimited number of common shares without par value and is authorized to issue an unlimited number of Class A and Class B preferred convertible redeemable voting shares without par value.

Issued:

Common Shares	Number	Amount
Balance, December 31, 2018 and December 31, 2017	409,143,765	$16,732,397

No preferred shares have been issued.

b)	Nature and Purpose of Equity and Reserves

The reserves recorded in equity on the Company’s statements of financial position include Contributed Surplus and Deficit.

Contributed Surplus is used to recognize the value of stock option grants prior to exercise.

Deficit is used to record the Company’s change in deficit from income and losses from period to period.

FEC RESOURCES INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018
(Expressed in United States Dollars)

Note 9   Share Capital (continued)

c)	Share based payments:

The Company has established a stock option plan whereby options may be granted to its directors, officers, consultants, and employees.  The exercise price of each option equals the market price of the Company’s stock on the date of the grant and an option’s maximum term is five years.  The options vest immediately. There were no stock options outstanding on December 31, 2018 or December 31, 2017 and none were issued between January 1, 2017 and December 31, 2018.

Note 10   Related Party Transactions and Balances

During the year ended December 31, 2018, general and administrative expenses included key management personnel compensation totaling $48,000 (2017: $48,000).

Note 10   General and administrative expenses

	December 31, 2018	December 31, 2017
Professional fees	$44,836	$10,641
Bank charges	3,567	3,283
Listing and filing fees	31,201	10,873
Office and miscellaneous	25,883	22,895
Consulting (Note 10)	108,000	108,000
Amortization (Note 7)	126	178
Travel	8,691	-
Foreign exchange	22	10,393
	$222,326	$166,263

Note 12   Income Taxes

Reconciliation of accounting and taxable income, for the years ended December 31 are as follows:

	December 31, 2018	December 31, 2017
Income (loss) before income taxes	$(217,665)	$1,803,036
Tax expense (recovery) based on statutory rate of 27.0% (2017: 27.0)	(59,000)	487,000
Non-deductible expenditures and non-taxable revenues	-	(265,000)
Foreign currency adjustment on non-monetary items	-	(55,000)
Expiry of loss carry forward	-	-
Adjustment to prior years provision versus statutory tax return	-	(567,000)
Other	1,000	-
	(58,000)	(400,000)
Changes in unrecognized deferred tax assets	58,000	400,000
Total income tax expense	$-	$-

FEC RESOURCES INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018
(Expressed in United States Dollars)

Note 12   Income Taxes (continued)

The nature and tax effect of the temporary differences giving rise to the deferred tax assets and liabilities at December 31, 2018 and 2017 are summarized as follows:

	December 31, 2018	December 31, 2017

Allowable capital losses	$468,000	$410,000
Non-capital losses	1,619,000	1,560,000
Capital assets and other	1,000	2,000
Investments	858,000	916,000
Unrecognized deferred tax assets	(2,946,000)	(2,888,000)
	$-	$-

As at December 31, 2018, the Company had estimated non-capital losses for Canadian tax purposes of $5,996,000 that expire between 2026 to 2038 which may be carried forward to offset future years’ taxable income.

The potential benefit of these carry-forward non-capital losses has not been recognized in these financial statements as it is not considered probable that sufficient future taxable profit will allow the deferred tax asset to be recovered.

Note 13   Financial Instruments and Risk Management

The Company is exposed through its operations to the following financial risks:

-	Market Risk
-	Credit Risk
-	Liquidity Risk

In common with all other businesses, the Company is exposed to risks that arise from its use of financial instruments. This note describes the Company’s objectives, policies and processes for managing those risks and the methods used to measure them. Further quantitative information in respect of these risks is presented throughout these financial statements.

There have been no substantive changes in the Company’s exposure to financial instrument risks, its objectives, polices and processes for managing those risks or the methods used to measure them from previous years unless otherwise stated in the note.

General Objectives, Policies and Procedures

The Board of Directors has overall responsibility for the determination of the Company’s risk management objectives and policies and, whilst retaining ultimate responsibility for them, it has delegated the authority for designing and operating processes that ensure the effective implementation of the objectives and policies to the Company’s finance function. The Board of Directors receive quarterly reports from the Company’s Chief Financial Officer through which it reviews the effectiveness of the processes put in place and the appropriateness of the objectives and policies it sets. The overall objective of the Board is to set policies that seek to reduce risk as far as possible without unduly affecting the Company’s competitiveness and flexibility. Further details regarding these policies are set out below.

FEC RESOURCES INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018
(Expressed in United States Dollars)

Note 13   Financial Instruments and Risk Management (continued)

a)	Market Risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk are comprised of foreign currency risk, interest rate risk and equity and commodity price risk.

Foreign currency exchange risk

The Company is exposed to foreign currency fluctuations for general and administrative transactions denominated in Canadian Dollars. The majority of the Company’s cash is kept in U.S. dollars.  As at December 31, 2018, the Company had an insignificant amount of cash denominated in Canadian dollars that was subject to exchange rate fluctuations between the Canadian dollar and the U.S. dollar. As at December 31, 2018, the Company held an insignificant amount of financial liabilities denominated in Canadian dollars that would be subject to exchange rate fluctuations between Canadian dollars and U.S. dollars.

b)	Credit risk

The Company maintains cash deposits in one chartered Canadian bank which, from time to time, exceed the amount of depositor’s insurance available in each respective account.  Management assesses the financial condition of this bank and believes that the possibility of any credit loss is minimal. The maximum exposure of credit risk is the Company’s cash deposit $228,991 (2017: $425,148).

c)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its obligations as they fall due.  The Company does not generate cash from operations but rather, the Company will, from time to time, issue shares via equity placements, borrow funds from an affiliated company or undertake to sell a portion of its investment in the shares of FEP should it be necessary to raise funds. The Company manages liquidity by maintaining cash balances available to meet its anticipated operational needs. Liquidity requirements are managed based on expected cash flow to ensure that there is adequate capital to meet short-term and long-term obligations. The Company has in place a planning and budgeting process to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis and its growth plans. At December 31, 2018, the Company’s accounts payable and accrued liabilities were $55,822, all of which fall due for payment within twelve months of the date of the statement of financial position.

The carrying values of accounts payable and accrued liabilities approximate their fair values due to the relatively short periods to maturity of the instruments.

FEC RESOURCES INC.
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018
(Expressed in United States Dollars)

Note 14   Capital Management

The Company’s objectives when managing capital are to safeguard its ability to continue as a going concern, to provide an adequate return to shareholders, to meet external capital requirements on credit facilities and to support any growth plans.

The capital of the Company consists of the items included in shareholders’ equity and cash net of debt obligations. The Company monitors capital based on the debt to debt-plus-equity ratio. Debt is total debt shown on the balance sheet, less cash. Debt-plus-equity is calculated as debt shown on the balance sheet, plus total shareholders’ equity which includes share capital, warrants, contributed surplus and deficit. Currently the Company has no debt. The Company’s Board of Directors approves management’s annual capital expenditures plans and reviews and approves any material debt borrowing plans proposed by the Company’s management.

As at December 31, 2018, the company had no externally imposed capital requirements nor were there any changes in the company’s approach to capital management during the year.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sydney, New South Wales, Australia, on the 31st day of January, 2020.
FEC RESOURCES INC.

By:	/s/ Paul Wallace
Name: Paul Wallace
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date
/s/Paul Wallace	Chief Executive Officer, Chief Financial Officer and Director (Principal Executive and Financial Officer)	January 31, 2020

/s/ Lyle Brown	Director	January 31, 2020
Lyle Brown

/s/Claro Ramirez	Director	January 31, 2020
Claro Ramirez

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